UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Franklin Electric Co., Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FRANKLIN ELECTRIC CO., INC.

9255 Coverdale Road
Fort Wayne, Indiana 46809

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 8, 2026 at 8:00 a.m., Eastern Time

To the Shareholders of
Franklin Electric Co., Inc.

The Annual Meeting of Shareholders of Franklin Electric Co., Inc. (the "Company"), an Indiana corporation, will be held at Franklin Electric Global Headquarters and Engineering Design Center, 9255 Coverdale Road, Fort Wayne, Indiana 46809 on Friday, May 8, 2026, at 8:00 a.m., Eastern Time. The purposes of the meeting are to:

1.Elect Victor D. Grizzle and Alok Maskara as directors for the terms expiring at the 2029 Annual Meeting of Shareholders;
2.Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2026 fiscal year;
3.Approve, on an advisory basis, the executive compensation of the named executive officers as disclosed in the Proxy Statement;
4.Approve, on an advisory basis, the frequency of future votes on the compensation of the named executive officers as disclosed in the Proxy Statement; and
5.Transact any other business that may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 9, 2026 will be entitled to notice of and to vote at the Annual Meeting.

You are urged to vote your proxy whether or not you plan to attend the Annual Meeting of Shareholders. If you do attend, you may choose to vote in person which will revoke any previously executed proxy.

By order of the Board of Directors.

Jonathan M. Grandon
Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Fort Wayne, Indiana
March 25, 2026

FRANKLIN ELECTRIC CO., INC.

9255 Coverdale Road, Fort Wayne, Indiana 46809
______________________________

PROXY STATEMENT
______________________________

Annual Meeting of Shareholders to be Held on May 8, 2026

GENERAL INFORMATION

This Proxy Statement and the enclosed proxy are furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Franklin Electric Co., Inc. (the "Company"), 9255 Coverdale Road, Fort Wayne, Indiana 46809 for use at the Annual Meeting of Shareholders to be held on May 8, 2026, or any adjournment or postponement thereof. Shareholders were sent a Notice of the Annual Meeting of Shareholders (the "Annual Meeting"), as well as information regarding how to access this Proxy Statement and the Company's 2025 Annual Report, including the financial statements contained therein, beginning on or about March 25, 2026.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Officers and employees of the Company, without additional compensation, may solicit proxies personally, by telephone, email, or by facsimile. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such entities for reasonable out-of-pocket expenses incurred by them in connection therewith.

NOTICE AND VOTING INSTRUCTIONS

Shareholders will receive a Notice Card with information regarding the availability of proxy materials over the internet. Shareholders who wish to receive a paper or email copy of the proxy materials must request one by submitting the request to the Secretary of the Company at the Company's address listed on the first page of this Proxy Statement. There is no charge for receiving a copy. Requests can also be made at the voting website, via telephone, or via email, as described in the Notice Card.

Voting by Internet: Use the internet link and control number provided to you on your Proxy Card. You may vote until 11:59 p.m., Eastern Time, on May 7, 2026. You will need the control number provided on your Proxy Card to access the website.

Voting by Telephone: Call the toll-free telephone number provided to you on your Proxy Card. Telephone voting will be available until 11:59 p.m., Eastern Time, on May 7, 2026. Detailed instructions will be provided during the call. The procedures are designed to authenticate votes cast by using the last 4 digits of a shareholder’s social security/taxpayer I.D. number.

Voting by Mail: Request a hard copy of the proxy materials by submitting your request to the Secretary of the Company at the Company's address listed on the first page of this Proxy Statement. Then complete the Proxy Card, date and sign it, and return it in the envelope provided. Shareholders may also vote their shares in person at the Annual Meeting.

Employees who are participants in the Company’s Retirement Program (401(k) plan) will receive a notice and instructions by email or other method that explains how to vote shares credited to their Retirement Program accounts.

If a shareholder does not specify the manner in which the proxy shall be voted, the shares represented thereby will be voted:

•FOR the election of the nominees for director as set forth in this Proxy Statement;
•FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2026 fiscal year;
•FOR approval of the compensation of the Company’s named executive officers;
•FOR approval of the frequency of future votes on the compensation of the named executive officers; and
•In accordance with the recommendations of management with respect to other matters that may properly come before the Annual Meeting.

A shareholder who has executed a proxy has the power to revoke it at any time before it is voted by (i) delivering written notice of such revocation to Mr. Jonathan M. Grandon, Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, 9255 Coverdale Road, Fort Wayne, Indiana, 46809, (ii) executing and delivering a subsequently dated proxy by mail, or voting by telephone or through the internet at a later date, or (iii) attending the Annual Meeting and voting in person.

SHAREHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

The Board of Directors of the Company fixed the close of business on March 9, 2026, as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 65,000,000 shares of Common Stock, $.10 par value (the "Common Stock"), authorized, of which 44,165,235 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of the shareholders of the Company. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner) will be counted for purposes of determining the presence or absence of a quorum but will not be counted as votes cast on any matter submitted to shareholders. As a result, abstentions and broker non-votes will not have any effect on the voting results with respect to any of the matters scheduled to be submitted to shareholders at the Annual Meeting.

LETTER TO SHAREHOLDERS
Dear Shareholders,
As we approach our annual meeting, I extend my sincere appreciation to our employees for their exceptional dedication and tireless efforts over the past year. In my first full calendar year as Chief Executive Officer, I have continued my travels across our global facilities, observing firsthand the skill and commitment with which our teams design and manufacture innovative products, deliver outstanding customer service, cultivate strong supplier relationships, and penetrate new markets. These collective contributions fueled our record achievements in 2025 and set a solid foundation for continued progress. I am eager to build on this momentum and further magnify the positive impact of your work.

Throughout my time leading Franklin Electric, I have been inspired by how our people bring our core mission to life—prioritizing safety, treating others with respect, and adhering to our enduring Key Factors for Success: Quality, Availability, Service, Innovation, and Cost. These values remain evident from our headquarters in Fort Wayne, Indiana, to every corner of our worldwide operations, serving as the bedrock of our partnerships and sustained growth. In 2025, this disciplined approach delivered record full-year net sales of $2.1 billion, up 5.4% from the prior year, alongside operating income of $269 million—a 10% increase—and robust cash conversion of 126%. These accomplishments stemmed from disciplined pricing actions, ongoing transformation efforts, strategic investments in innovation, and selective acquisitions, all executed amid a complex global environment.

As we turn our attention to 2026 and the years ahead, I am enthusiastic about the prospects for making Franklin Electric an even more rewarding workplace while advancing a clear strategy to access promising new markets with efficiency and in true partnership with our customers. We have sharpened our emphasis on scale and velocity – speeding up decision cycles, enhancing operational agility, and responding more swiftly to market dynamics to seize emerging opportunities. Central to these priorities is our Value Acceleration Office (VAO), established in late-2025 as a dedicated cross-functional team focused on driving lasting growth, margin improvement and operational excellence. The VAO leverages 80/20 principles, intelligent AI applications, and sophisticated process engineering to streamline internal processes, strengthen cost discipline, and remove sources of inefficiency throughout our business units. By embedding these disciplines into our Franklin Operating System, the VAO is fostering faster growth, greater productivity, more resilient margins, and enduring value creation. Initial results have been promising, and we anticipate meaningful incremental contributions to flow through 2026 and beyond as these initiatives mature.

We remain committed to nurturing a high-performance culture that recognizes and rewards excellence while promoting open, transparent communication. Our growth strategy will continue to emphasize innovation in water and energy systems, prudent acquisitions to enhance our portfolio and our distribution channels, and extending our successful culture into high-potential verticals. We will persist in attracting and developing exceptional talent, encouraging collaboration and creativity to thrive in an evolving landscape. Our employees take great pride in providing essential solutions that safely and reliably deliver water and energy where it is needed most, and I am honored to champion their remarkable achievements.

I also wish to express my gratitude to our Board of Directors for their unwavering guidance and commitment to our shared purpose. Their leadership creates an environment where our teams can excel, meet customer needs with integrity, and pursue thoughtful risks in a collaborative setting. While macroeconomic conditions may present ongoing challenges, we are well positioned and determined to continue justifying your confidence as responsible stewards of your investment.

Enclosed is our proxy statement, which outlines our stewardship of resources and solicits your vote on important matters. I respectfully ask for your continued support. As I have emphasized to our employees, customers, and partners, my door remains open to any suggestions that could strengthen our execution of this vital mission.

Thank you for your enduring trust. I am confident that our talented team will achieve outstanding outcomes for your benefit in the year ahead.
Sincerely,
Joe Ruzynski
Chief Executive Officer
Franklin Electric Co., Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the persons known by the Company to be the beneficial owners of more than five percent of the Company’s Common Stock as of March 9, 2026, unless otherwise noted. The nature of beneficial ownership is sole voting and dispositive power, unless otherwise noted.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	6,332,773	(1)	14.34%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,328,738	(2)	9.80%
Diane D. Humphrey 2279 East 250 North Bluffton, IN 46714	2,670,922	(3)	6.05%
(1)According to a Schedule 13F filed with the SEC, as of December 31, 2025, BlackRock. Inc. has sole voting power with respect to 6,215,205 shares and sole dispositive power with respect to 6,332,773 shares.
(2)According to a Schedule 13F filed with the SEC, as of December 31, 2025, The Vanguard Group has shared voting power with respect to 274,030 shares and sole dispositive power with respect to 4,328,738 shares.
(3)Pursuant to agreements with Ms. Humphrey, the Company has a right of first refusal with respect to 2,362,118 shares owned by Ms. Humphrey.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of Common Stock beneficially owned by directors, nominees, each of the executive officers named in the "Summary Compensation Table" on page 32 of this Proxy Statement and all executive officers and directors as a group, as of March 9, 2026. The nature of beneficial ownership is sole voting and investment power, unless otherwise noted, except for restricted shares, with respect to which the holder has investment power only after the shares vest.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Mark A. Carano	0(2)	*
Victor D. Grizzle	14,570	*
Alok Maskara	13,847	*
Renee J. Peterson	3,712(2)	*
Gregg C. Sengstack	971,803(1)(4)(5)(6)(7)	2.20
Jennifer L. Sherman	0(2)	*
Chris Villavarayan	5,498(2)	*

Joseph A. Ruzynski	61,050(1)(4)	*
Jennifer Wolfenbarger	16,355(4)	*
Russell D. Fleeger II	0	*
Jeffery L. Taylor	16,419(7)	*
Jonathan M. Grandon	87,209(1)(4)(7)	*
DeLancey W. Davis	17,885(1)(3)(5)(7)	*
Greg M. Levine	11,102(1)(4)	*
Jay J. Walsh	36,068(1)(3)(5)(7)	*
All directors and executive officers as a group	1,276,149(1)(2)(3)(4)(5)(6)(7)	2.89
* Less than 1 percent of class
(1)Includes shares issuable pursuant to stock options exercisable within 60 days after March 9, 2026 as follows: Mr. Sengstack, 499,134; Mr. Ruzynski 20,590; Mr. Grandon, 74,046; Mr. Davis, 10,068; Mr. Levine, 3,841; and Mr. Walsh, 18,517. All directors and executive officers as a group, 634,567.
(2)Does not include stock units credited pursuant to the terms of the Non-Employee Directors’ Deferred Compensation Plan described under “Director Compensation” to: Mr. Carano, 1,704; Ms. Peterson, 38,219; Mr. Sengstack, 1,660; Ms. Sherman, 47,991; and Mr. Villavarayan, 2,846.
(3)Includes shares held by the 401(k) Plan Trustee as of March 9, 2026: Mr. Davis, 129 and Mr. Walsh, 22. All executive officers as a group, 4,528.
(4)Includes unvested restricted shares as follows: Mr. Sengstack, 4,762; Mr. Ruzynski, 39,960; Ms. Wolfenbarger, 16,355; Mr. Grandon, 6,581; and Mr. Levine, 5,279. All executive officers as a group, 77,481.
(5)Does not include unvested restricted stock units as follows: Mr. Sengstack, 11,436; Mr. Davis, 5,599; and Mr. Walsh, 4,388. All executive officers as a group, 24,628.
(6)Includes 361,587 shares owned by trusts and a foundation.
(7)Includes shares based on estimated release of performance share units earned in 2025 as follows: Mr. Sengstack, 17,445; Mr. Taylor, 3,697; Mr. Grandon, 2,451; Mr. Davis, 2,347; and Mr. Walsh, 1,818. All executive officers as a group, 28,901. See the "Compensation Discussion and Analysis" section for further information.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company's Amended and Restated By-laws provide that the Board of Directors shall consist of at least seven directors and not more than eleven members, divided into three classes. Each year, the directors of one of the three classes are elected to serve terms of three years or until their successors have been elected and qualified. Two directors will be elected at the Annual Meeting this year. Directors are elected by the affirmative vote of a majority of the shares voted, unless the number of nominees for director exceeds the number of directors to be elected, in which case directors shall be elected by a plurality of the shares voted (i.e., the two nominees who receive the most votes will be elected).
Victor D. Grizzle and Alok Maskara have been nominated to serve as directors of the Company for terms expiring in 2029. The nominees are current directors of the Company and have indicated their willingness to continue to serve as directors if elected. If, however, any nominee is unwilling or unable to serve as a director, shares represented by the proxies will be voted for the election of another nominee proposed by the Board of Directors or the Board may reduce the number of directors to be elected at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE.

INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

Set forth below for the director nominees and continuing directors are their ages, year they first became a director, principal occupations and directorships for at least the past five years, and legal proceedings, if any, for the past ten years. With respect to each nominee or continuing director, we describe under the heading “Relevant Experience” the particular experience and other attributes that have led to the conclusion that the individual should serve on the Board of Directors of the Company.

Directors with terms expiring in 2026
Victor D. Grizzle    Alok Maskara

Victor D. Grizzle	Age: 64
Director of the Company	Director Since: 2020

Principal Occupation: President and Chief Executive Officer of Armstrong World Industries, Inc., a leading designer and manufacturer of commercial and residential ceiling, wall and suspension system solutions, since 2016, and Executive Chair of the Board since 2026.

Formerly: Executive Vice President and Chief Executive Officer of Armstrong Building Products from 2011 to 2016; prior thereto, Group President of Global Structures, Coatings and Tubing for Valmont Industries, a global leader of infrastructure and manufacturer of mechanized irrigation equipment for large scale farming. Prior to his employment with Valmont Industries, Mr. Grizzle held several general management positions over 16 years with the General Electric Company.

Relevant Experience: Mr. Grizzle received his Bachelor of Science in Mechanical Engineering from California Polytechnic University. He brings to the Board his experience as CEO of Armstrong, in addition to extensive senior leadership experience in the areas of international business, acquisitions, process improvement, sales and marketing for large, publicly traded manufacturing companies.

Alok Maskara	Age: 54
Director of the Company	Director Since: 2021
Principal Occupation: Chief Executive Officer of Lennox International Inc. since 2022.

Formerly: Chief Executive Officer of Luxfer Holdings PLC, an international industry company focused on advanced materials. Prior thereto, business segment President at Pentair PLC, a water solutions company, for eight years where he led businesses of progressively larger sizes. Prior to Pentair, Mr. Maskara was employed by General Electric Company where he gained significant experience in Lean Manufacturing. Mr. Maskara also worked at McKinsey & Company in both their Chicago and Amsterdam offices where he advised businesses on industrial turnarounds and driving growth through customer insights and segmentation.

Relevant Experience: Mr. Maskara holds an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University, an M.S. in Chemical Engineering from the University of New Mexico, and a Bachelor of Technology degree in Chemical Engineering from the Indian Institute of Technology, Mumbai. He has nearly thirty years of leadership experience in multiple manufacturing and technology industries, including advanced materials, water and flow technologies, and electrical protection. His background enables him to serve as an “audit committee financial expert.”

Directors with terms expiring in 2027
Gregg C. Sengstack    Joseph A. Ruzynski

Gregg C. Sengstack	Age: 67
Director of the Company	Director Since: 2014
Principal Occupation: Retired in 2025.

Formerly: Chairperson of the Board and Chief Executive Officer of the Company from 2014 to July 2024; prior thereto, President and Chief Operating Officer of the Company from 2011-2014; prior thereto, Senior Vice President and President, International Water and Fueling Systems Group from 2007-2011; prior thereto, Senior Vice President, International Water and Fueling Systems from 2005 to 2007 and Senior Vice President, Chief Financial Officer and Secretary of the Company from 1999-2005.

Directorships - Public Companies: Allegion plc, Mueller Water Products, and Woodward, Inc.

Relevant Experience: Mr. Sengstack received his bachelor's degree in math and economics from Bucknell University and his MBA from the University of Chicago. Mr. Sengstack joined the Company in 1988 and has significant experience holding various positions in the Company, which provides the Board with a unique depth of understanding of the Company's markets and businesses that is beneficial to the Board in its deliberations. Mr. Sengstack's long tenure with the Company also helps give the Board a historical perspective of the Company.

Joseph A. Ruzynski	Age: 51
Director and Chief Executive Officer of the Company	Director Since: 2024
Principal Occupation: Chief Executive Officer of the Company since 2024.

Formerly: President of Enclosures Segment at nVent Electric plc, a global leader in electrical connection and protection solutions, from 2018 to 2024; prior thereto, he held various leadership roles at Pentair plc, a global water technology company.

Relevant Experience: Mr. Ruzynski received his Bachelor’s degree in math and computer science from Saint John’s University and an MBA from the University of Minnesota. Mr. Ruzynski has substantial experience in the industrial and electrical sectors, with a track record of driving growth and innovation.

Directors with terms expiring in 2028
Mark A. Carano        Renee J. Peterson    Jennifer L. Sherman    Chris Villavarayan

Mark A. Carano	Age: 56
Director of the Company	Director Since: 2025
Principal Occupation: Chief Financial Officer and Treasurer of SPX Technologies since 2023.

Formerly: Mr. Carano joined SPX from Insteel Industries, a publicly held manufacturer of steel wire reinforcing products, where he served as Senior Vice President, Chief Financial Officer and Treasurer. Before joining Insteel, he served as Chief Financial Officer of Big River Steel, a private equity-owned manufacturer of steel products, from 2019 until its sale to U.S. Steel in 2020. Previously, Mr. Carano served in senior management roles with Babcock & Wilcox, a publicly held manufacturer of industrial technology, from 2013 to 2018, including Senior Vice President, Finance and Controller of their Industrial Segment and Senior Vice President, Corporate Development and Treasurer. Mr. Carano also spent 14 years in investment banking, serving in roles of increasing seniority at Deutsche Bank, Merrill Lynch, and BofA Merrill Lynch.

Relevant Experience: Mr. Carano earned a bachelor’s degree from Vanderbilt University and a master’s degree in business administration from Northwestern University’s Kellogg Business School. He brings over 25 years of senior finance and operational leadership experience, serving in both publicly traded and private equity owned companies. His background enables him to serve as an "audit committee financial expert."

Renee J. Peterson	Age: 64
Director of the Company	Director Since: 2015
Principal Occupation: Retired in 2023.

Formerly: Vice President and Chief Financial Officer of The Toro Company, a leading provider of solutions for the outdoor environment, including turf maintenance, snow and ice management, landscape, retail and specialty construction equipment, and irrigation and outdoor lighting solutions, from 2011 to 2023; prior thereto, Vice President, Finance and Planning of Eaton Corporation from 2008 to 2011; prior thereto, Vice President and Division Chief Financial Officer of the Aerospace and Defense Segment of Honeywell International Inc. Ms. Peterson held a variety of positions of increasing responsibility throughout her Honeywell career from 1983 to 2008.

Relevant Experience: Ms. Peterson received her bachelor's degree in accounting from Saint Cloud State University and her MBA from the University of Minnesota. Ms. Peterson brings financial and operational experience at three large manufacturers that provides the Board with specific expertise and assists in its deliberations. At Toro, Ms. Peterson also provided leadership oversight of the Information Systems function. Her background enables her to serve as an "audit committee financial expert."

Jennifer L. Sherman	Age: 61
Director of the Company	Director Since: 2015

Principal Occupation: President and Chief Executive Officer of Federal Signal Corporation, a diversified manufacturer of specialized vehicles and systems in maintenance and infrastructure as well as safety and security products, including audible and visual warning devices, since 2016.

Formerly: Chief Operating Officer of Federal Signal from 2014 to 2015; prior thereto, Chief Administrative Officer of Federal Signal from 2010 to 2014; prior thereto, General Counsel of Federal Signal from 2004 to 2010.

Relevant Experience: Ms. Sherman received her bachelor's degree in business administration and her Juris Doctor from the University of Michigan. She is also a fellow of the Kellogg School of Management at Northwestern University. Ms. Sherman's background has provided her with a broad range of experiences that will complement the Board. Specifically, Ms. Sherman's experience includes, but is not limited to, compliance, human resources, legal issues, governance and business operations. Consequently, Ms. Sherman has the background and capability to serve as an important member of the Board.

Chris Villavarayan	Age: 55
Director of the Company	Director Since: 2022
Principal Occupation: Chief Executive Officer and President of Axalta Coating Systems Ltd., since 2023.

Formerly: Former Chief Executive Officer and President of Meritor, Inc. from 2021 to 2023, a leading global supplier of drivetrain, mobility, braking, aftermarket and electric powertrain solutions for commercial vehicle and industrial markets.

Relevant Experience: Mr. Villavarayan holds a bachelor’s degree in engineering from McMaster University in Hamilton, Ontario. Mr. Villavarayan has over twenty years of significant global manufacturing operations experience, providing the Board with specific expertise in the areas of engineering, product development, manufacturing, plant management and operations.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES
Director Independence
The Board of Directors of the Company has determined that each of the current directors, except for Joseph A. Ruzynski, Chief Executive Officer, is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under the applicable rules adopted by The NASDAQ Stock Market, Inc. (“NASDAQ”). In making its independence determinations, the Board concluded that no director, other than Mr. Ruzynski, has any material relationship in the Company, except as a director and shareholder.
Board Leadership Structure and Risk Oversight
The Board is led by Ms. Sherman, who has served as Chairperson since May 2025. The Board consists of Ms. Sherman and seven other directors. The Board has three standing committees - Audit, Management Organization and Compensation, and Corporate Governance. The Audit Committee is primarily responsible for risk oversight and the full Board receives regular reports from the Audit Committee and from the Company's officers and other management personnel regarding risk management. Each of the other two committees also considers risk as it falls within its area of responsibility.
The Company’s Corporate Governance Guidelines provide the Board with the flexibility to determine whether the roles of Chief Executive Officer and Chairperson of the Board should be separate or combined and, if it is to be separate, whether the Chairperson should be selected from the non-employee for an independent non-executive director to act as Chairperson of the Board (the “Chairperson”). The Chairperson is appointed by a majority of the independent directors and serves for a two-year term; however, he or she may be removed or replaced by a majority of the independent directors at any time. Jennifer L. Sherman currently serves as the Company’s Chairperson. The Chairperson receives additional compensation for his or her services, as the Board determines from time to time.

The specific responsibilities of the Chairperson when acting as such include the following:
•Acting as a liaison between the Chief Executive Officer and the Independent Directors;
•Assisting the Chief Executive Officer and Secretary in setting the Board agenda and determining what materials will be provided to the directors in advance of Board meetings and ensuring that the agenda items receive adequate time for discussion and deliberation;
•Providing leadership to the Board to ensure that the Board works cohesively and independently;
•Determining when the Board should meet in executive session without management present, coordinating and developing the agenda for, and chairing, such executive sessions; and
•In the event of the incapacitation of the Chief Executive Officer, serving as Chief Executive Officer until a permanent Chief Executive Officer is appointed.

    The Chairperson also performs any additional responsibilities delegated to the Chairperson by the Board.

Meetings
The Board held five meetings during 2025. Each director attended at least 80 percent of the aggregate meetings of the Board and Board committees of which he or she was a member during the period that each served as a director. All directors attended the 2025 Annual Meeting of Shareholders.
Committees
Audit Committee
The members of the Audit Committee during 2025 were Renee J. Peterson (Chairperson), Mark Carano, Alok Maskara, and Chris Villavarayan. The Board of Directors has determined that each member of the Audit Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under the applicable NASDAQ rules. The Board of Directors has adopted an Audit Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Governance,” that sets forth the duties and responsibilities of the Audit Committee. Under its charter, the Audit Committee appoints the Company’s independent registered public accounting firm and assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s financial information, the Company’s system of internal control, the Company’s processes for monitoring compliance with laws and regulations and the Company’s audit and risk management processes. It is the general responsibility of the Audit

Committee to advise and make recommendations to the Board of Directors in all matters regarding the Company’s accounting methods and internal control procedures. The Audit Committee held five meetings in 2025.
The Audit Committee is also responsible for the review, approval, or ratification of transactions between the Company and “related persons.” The Audit Committee reviews information compiled in response to the Directors' and Officers' Questionnaires or otherwise developed by the Company with respect to any transactions with the Company in which any director, executive officer, 5 percent beneficial holders, or any member of his or her immediate family, has a direct or indirect material interest that would require disclosure under applicable SEC regulations. In 2025, there were no such transactions.
The Board of Directors has determined that all members of the Audit Committee are “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and are “independent” under the applicable NASDAQ rules.
Management Organization and Compensation Committee
The members of the Management Organization and Compensation Committee (the "Compensation Committee") during 2025 were Alok Maskara (Chairperson), Victor D. Grizzle, Jennifer L. Sherman, and Chris Villavarayan. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under applicable NASDAQ rules. The Board of Directors has adopted a Compensation Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Governance,” that sets forth the duties and responsibilities of the Compensation Committee. Under its charter, the Compensation Committee recommends to the Board of Directors the annual salary and bonus for the Chief Executive Officer, determines and approves the equity awards for the Chief Executive Officer and the annual salary, bonus and equity awards of the other executive officers of the Company; reviews and submits to the Board of Directors recommendations concerning bonus and stock plans; periodically reviews the Company's policies in the area of management benefits; and oversees the Company's management development and organization structure. As part of its oversight responsibilities, the Compensation Committee evaluated the risks arising from the Company’s compensation policies and practices, with the assistance of Meridian Compensation Partners, LLC, an independent executive consulting firm. The Committee considered, among other factors, the design of the incentive compensation programs, which are closely linked to corporate performance and capped the mix of long- and short-term compensation, the distribution of compensation as between equity and cash, and other factors that mitigate risk. The Committee concluded that the Company’s compensation policies and practices do not involve undue risk. The Compensation Committee held six meetings in 2025.
Corporate Governance Committee
The members of the Corporate Governance Committee (the “Governance Committee”) during 2025 were Victor D. Grizzle (Chairperson), Renee J. Peterson, and Jennifer L. Sherman. The Board of Directors has determined that each member of the Governance Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under applicable NASDAQ rules. The Board of Directors has adopted a Governance Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Governance,” that sets forth the duties and responsibilities of the Governance Committee. Under its charter, the Governance Committee reviews the size of the Company’s Board of Directors and committee structure and recommends appointments to the Board and the Board Committees; reviews and recommends to the Board of Directors the compensation of non-employee directors, including awards to non-employee directors under the Company’s equity-based compensation plans; and develops and recommends to the Board corporate governance guidelines deemed necessary for the Company. The Governance Committee held three meetings in 2025.
Director Nomination Process
The Governance Committee is responsible for identifying and recommending to the Board candidates for director. The Governance Committee considers diversity when identifying candidates for directorships. Although the Company does not have a written policy regarding diversity, the Governance Committee seeks to identify persons from various backgrounds and with a variety of life experiences who have a reputation for, and a record of, integrity and good business judgment and the willingness to make an appropriate time commitment. The Governance Committee also considers whether a person has experience in a highly responsible position in a profession or industry relevant to the conduct of the Company’s business. The Governance Committee takes into account the current composition of the Board and the extent to which a person’s particular expertise, experience and ability will complement the expertise and experience of other directors. Candidates for director should also be free of conflicts of interest or relationships that may interfere with the performance of their duties. Based on its evaluation and consideration, the Governance Committee submits its recommendation for director candidates to the full Board of Directors, which is then responsible for selecting the candidates to be elected by the shareholders. The Governance

Committee evaluates its success in achieving these goals for Board composition from time to time, particularly when considering Board succession and candidates to fill vacancies.
The Governance Committee will consider as candidates for director persons recommended or nominated by shareholders. Shareholders may recommend candidates for director by writing to the Secretary of the Company at the address listed below under “Other Corporate Governance Matters.” Nominations of directors may be made by any shareholder entitled to vote in the election of directors, provided that written notice of intent to make a nomination is given to the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of shareholders. The notice must set forth (i) information regarding the proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) the consent of such nominee to serve as a director of the Company if so elected.
Board Diversity
The Board of Directors considers and recognizes the diverse attributes of its directors. The Board does not establish specific goals with respect to diversity, rather diversity is a consideration in the overall director nomination process and is a component of the overall assessment of the Board’s composition and effectiveness. The Board includes two female directors and two racially/ethnically diverse directors. In addition, both female directors serve the Board in leadership roles, with one female being Chairperson of the Board and the other being Chair of the Audit Committee.
Sustainability Matters
In May 2025, the Company published an updated annual Sustainability Report, highlighting the Company’s commitment to environmental protection, safety of our employees and customers, and social and governance concerns. The Sustainability Report also provides information on the Company’s corporate governance and compliance practices and details the Board’s oversight of sustainability initiatives and enterprise risk management. The Sustainability Report can be found on the Company’s website at www.franklin-electric.com.
Other Corporate Governance Matters
The Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.franklin-electric.com under “Governance,” that provide, among other things, that the Company’s independent directors will meet in executive session, outside the presence of the non-independent directors and management, at least twice each year. In 2025, the independent directors met in executive session five times.
Each Board committee, on an annual basis, conducts and reviews with the Board a performance evaluation of the committee, which evaluation compares the committee's performance against the requirements of the committee's charter and sets the committee's goals for the coming year.
Anyone may contact the Board of Directors, any Board Committee, Chairperson of the Board, any independent director or any other director by writing to the Secretary of the Company as follows:
Franklin Electric Co., Inc.
Attention: [Board of Directors], [Board Committee], [Board Member]
c/o Corporate Secretary
9255 Coverdale Road
Fort Wayne, IN 46809
The independent directors of the Board have approved a process for collecting, organizing and responding to written shareholder communications addressed to the Board, Board Committees or individual directors.
Copies of the Company’s corporate governance documents, including the Board Committee charters and the Corporate Governance Guidelines are available upon written request to the Secretary of the Company at the address listed above or on the Company's website at www.franklin-electric.com under "Governance."
In compliance with Section 406 of the Sarbanes-Oxley Act of 2002, the Company has adopted a code of business conduct and ethics for its directors, principal financial officer, controller, principal executive officer, and other employees (the "Code"). The Company has posted the Code on the Company’s website at www.franklin-electric.com under "Governance." The Company will disclose any amendments to the Code and any waivers from the Code for directors and executive officers by posting such information on its website.

MANAGEMENT ORGANIZATION AND
COMPENSATION COMMITTEE REPORT

The Management Organization and Compensation Committee of the Board of Directors hereby furnishes the following report to the shareholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Management Organization and Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon this review and discussion, the Management Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the 2025 members of the Management Organization and Compensation Committee.

Alok Maskara (Chairperson)
Victor D. Grizzle
Jennifer L. Sherman
Chris Villavarayan

COMPENSATION DISCUSSION AND ANALYSIS
This section of the proxy statement is intended to provide shareholders with information about the compensation awarded in fiscal 2025 to the Company’s executives, including the “named executive officers.” This information includes a discussion of the key elements of the Company’s compensation program and the philosophy and rationale behind the Management Organization and Compensation Committee’s executive compensation decisions. The named executive officers are those listed below and in the Summary Compensation Table of this proxy statement:

Joseph A. Ruzynski:	Chief Executive Officer (CEO)
Jennifer A.Wolfenbarger:	VP, Chief Financial Officer (CFO)(1)
Russell Fleeger:	Interim Chief Financial Officer(2)
Jeffery L. Taylor:	Former VP, Chief Financial Officer (CFO)(3)
Jonathan M. Grandon:	VP, Chief Administrative Officer (CAO), General Counsel and Corporate Secretary
Gregory M. Levine:	VP and President, Global Water
DeLancey W. Davis:	VP and President, Headwater Companies
Jay J. Walsh	VP and President, Franklin Energy Systems
(1)Ms. Wolfenbarger joined Franklin Electric as CFO on July 7, 2025.
(2)Mr. Fleeger served as Interim Chief Financial Officer from March 28, 2025 to July 7, 2025, following the resignation of Mr. Taylor.
(3)As announced on February 28, 2025, Mr. Taylor resigned as CFO and left the Company effective March 28, 2025. The Company entered into a separation agreement with Mr. Taylor consistent with the Company's Executive Severance Policy.

You should review this Compensation, Discussion and Analysis section together with the tabular disclosures beginning on page 32.
Executive Summary
The Management Organization and Compensation Committee of the Board (the “Committee”) believes that a significant portion of the total compensation opportunity for each executive should be tied to performance, both of the Company and of the individual executive. This summary contains a discussion of the 2025 executive compensation highlights, 2025 performance and the prior year Advisory Vote on Executive compensation ("say on pay") results.
Granting Practices and Securities Trading Policy
The Committee typically grants long-term incentive awards to executive officers each February, and the Committee meeting date is generally the effective grant date for the grants. Executive officers who join the Company after the annual grant date are generally eligible for their first long-term incentive awards on the next regular annual grant date or upon or shortly after hire. The Committee does not take material nonpublic information into account when determining the grant date, vesting date or other terms and conditions of equity awards, and does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
The Company has a policy that governs the purchase, sale and/or other dispositions of the Company's securities and prohibits all employees from trading in its securities while aware of material nonpublic information. A copy of this policy was filed as Exhibit 19 to the Company's Annual Report on Form 10-K for the year ended December 31, 2025.
2025 Executive Compensation Overview
•Performance-based compensation represented between 55 percent and 66 percent of the named executive officers’ total targeted compensation for fiscal 2025.
•The annual cash incentive awards are directly aligned with critical one-year operating results. No cash awards are earned unless a threshold level of performance is attained. Earned payouts cannot exceed 200 percent of the target opportunity.
•Performance is evaluated holistically and include assessment of objectives relative to applicable corporate responsibility risk and metrics, which are aligned to the Company’s key strategic objectives;
•Long-term incentive awards are equity-based and are designed to align management’s interests with those of the Company’s shareholders and to foster retention of key executives. The 2025 long-term incentive grants are predominantly performance-based, with 50 percent of the targeted value awarded as performance-based share units (earned units cannot exceed 200 percent of the target number of units) and 25 percent of the targeted value awarded as stock options. The remaining 25 percent of the targeted value is awarded as time-based restricted stock or restricted stock units. These awards focus executives on delivering results that drive shareholder value.

•The Company generally does not provide perquisites to the named executive officers but will, in certain circumstances, such as relocation, provide perquisites.
•The Company has stock ownership requirements in place to further align the interests of the Company’s executives with those of the Company’s shareholders.
•In October 2023, the Company reviewed and revised its compensation recoupment policy to be compliant with the Securities Exchange Commission’s (SEC’s) Final Rule on the Dodd-Frank Mandatory Clawback policy.
•The Company has anti-hedging and anti-pledging provisions that prohibit executives and directors from hedging the value of Company securities or pledging Company securities held by them.
2025 Company Performance
The financial results achieved by the Company included sales of $2,131.3 million compared to $2,021.3 million in the prior year. The sales increases were due to the incremental sales impact from recent acquisitions, price realization and higher volumes. Full year 2025 operating income was $269.0 million, up from $243.6 million in 2024, an increase of 10 percent. Full year 2025 GAAP fully diluted earnings per share (EPS) was $3.22, versus GAAP fully diluted EPS in 2024 of $3.86. Diluted earnings per share for 2025 was negatively impacted by the pension settlement charge of $41.5 million net of tax benefit ($54.9 million gross of tax benefit). Water Systems sales were $1,256.4 million in 2025, an increase of $72.4 million compared to 2024. Energy Systems sales were $299.0 million in 2025, an increase of $25.3 million from 2024. Distribution sales were $700.7 million, an increase of $15.2 million compared to 2024.
After conducting its first-ever employee engagement survey in 2021, the Company’s leadership leveraged the results in 2022 to drive improvements in employee engagement. Subsequently, the Company repeated the engagement survey in 2023 and 2025, demonstrating a commitment to ongoing assessment and enhancement of the employee experience. The Company issued its fifth Sustainability Report, available on its website, detailing important corporate responsibility initiatives and increasing transparency of non-financial metrics that are important to our stakeholders.
Water Systems Segment
Water Systems is a global leader in the production and marketing of water pumping systems and is a technical leader in submersible motors, pumps, drives, electronic controls, water treatment systems, and monitoring devices. The Water Systems segment designs, manufactures and sells motors, pumps, drives, electronic controls, monitoring devices, and related parts and equipment primarily for use in groundwater, water transfer and wastewater.
Water Systems motors, pumps and controls are used principally for pumping clean water and wastewater in a variety of residential, agricultural, municipal and industrial applications. Water Systems also manufactures electronic drives and controls for the motors which control functionality and provide protection from various hazards, such as electrical surges, over-heating and dry wells or dry tanks. In February 2025, the Company acquired PumpEng Pty Ltd. ("PumpEng"), a manufacturer of submersible pumps for the mining sector headquartered in Australia. In March 2025, the Company acquired Barnes de Colombia S.A. ("Barnes"), a leading manufacturer and distributor of industrial and commercial pumps based in Colombia.
Water Systems products are sold in highly competitive markets. Water Systems contributed about 60 percent of the Company’s total revenue in 2025. Significant portions of segment revenue come from selling groundwater and surface pumps, motors, and controls for residential and commercial buildings, as well as agricultural sales which are more seasonal and subject to commodity price changes. The Water Systems segment generates approximately 25 to 30 percent of its revenue in developing markets, which often lack municipal water systems. As those countries install water systems and further develop with an expanding middle class or improving quality of living, the Company views those markets as an opportunity. The Company has had 6 to 9 percent compounded annual sales growth in developing regions in recent years. Water Systems competes in each of its targeted markets based on product design, quality, performance, availability and price. The Company’s principal competitors in the specialty water products industry are Grundfos Management A/S, Pentair, Inc. and Xylem, Inc.
2025 Water Systems research and development expenditures were primarily related to the following activities:
•Development of new integrated pressure boosting systems for residential and commercial applications
•Electronic variable frequency drives and controls for pump applications, including enhancements to include remote communication and IOT capability for our drives and making our key platforms easier to utilize by our customers
•Dewatering pumping equipment, including the expansion of our electrical submersible pump lines with addition of range, materials, and control packages for the global market
•Vertical pumping systems for residential applications including integrated designs of pump, motor, and controls.

•Submersible pumps for commercial, municipal, and agricultural applications including the development of global standardization of updated cast iron and stainless steel submersible turbine hydraulics, and upgrading the performance of line shaft turbine product offering

Energy Systems Segment
Energy Systems is a global leader in the production and marketing of fuel pumping systems, fuel containment systems and monitoring and control systems. The Energy Systems segment designs, manufactures and sells pumps, motors, pipe, sumps, fittings, vapor recovery components, electronic controls, monitoring devices and related parts and equipment primarily for use in energy system applications.
Energy Systems offers a complete array of components between the tank and the dispenser, including submersible pumps, motors, station hardware, piping, sumps, vapor recovery, corrosion control systems and electronic controls and monitoring. The Energy Systems segment growth has been sustained by a commitment to protecting human health and the environment while delivering the lowest total cost of ownership. Energy Systems takes steps to ensure its products are installed and maintained properly through robust global certification tools for their third-party contractors. The segment serves other energy markets such as power reliability systems and includes intelligent electronic devices that are designed for online monitoring for the power utility, hydroelectric, rail, and telecommunication and data center infrastructure.
Energy Systems products are sold in highly competitive markets. The Company believes there is growth opportunity in developing markets. Energy Systems competes in each of its targeted markets based on product design, quality, performance, availability and price. The Company’s principal competitors in the petroleum equipment industry are Vontier Corporation and Dover Corporation.
2025 Energy Systems research and development expenditures were primarily related to the following activities:
•Developed 220V & 380V Guardian variable frequency drives
•Developed wireless sensor for humidity monitoring and underground tank desiccant system
•Developed new fiberglass tank sump and cover to withstand increased weight and side compression
•Developed Optimizer3 Trip Signature Monitor for continuous monitoring of substation circuit breakers
•Developed EVO LLD (line leak detection) to detect and minimize leaks

Distribution Segment
The Distribution segment is operated as a collection of wholly owned leading groundwater distributors known as the Headwater Companies. Headwater Companies deliver quality products and leading brands to the industry, providing contractors with the products and services they demand to meet their application challenges. The Distribution segment operates within the U.S. professional groundwater market.
Prior Year Say on Pay Results
At the May 2, 2025 shareholders meeting, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from 93.8 percent of votes cast. The Committee considered these results and determined that the results of the vote did not call for any significant changes to the executive compensation plans and programs.
Management Organization and Compensation Committee
The Committee, consisting entirely of independent directors, has the responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program and providing input to the Board with respect to management development and succession planning. The role of the Committee is to oversee, on behalf of the Board, the Company’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to the CEO and all other executive officers), review and approve all other compensation decisions relating to the executive officers of the Company other than the CEO, and recommend CEO compensation to the Board for its approval.
In addition, the Committee (i) reviews the Company’s organization structure, (ii) reviews the recruitment of key employees and management’s development plans for key employees, (iii) makes recommendations to the Board with respect to the CEO succession plan and (iv) reviews compensation risk to determine whether the compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Committee meets a minimum of three times annually to discharge its duties and held six meetings in 2025.

Compensation Philosophy and Pay Objectives
The Company and the Committee believe that compensation paid to executive officers, including the named executive officers, should be aligned with the strategy and performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to the Company’s success.
Compensation is structured to ensure that a significant portion of the executive’s compensation opportunities will be directly related to Company performance and other factors that directly and indirectly influence stakeholder value.
The Committee encourages superior short-term performance through annual cash incentive awards and superior long-term performance through equity incentive awards. For the Company’s CEO, CFO and CAO, the cash incentive compensation is designed to reward Company-wide performance by tying 100 percent of their target cash incentive opportunity to corporate financial goals, including earnings per share and consolidated working capital ratio. For other named executive officers, the cash incentive compensation is weighted to reward the achievement of specific financial metrics within areas under his control or influence, although Company-wide performance is still an important factor. Stock-based compensation consists of a combination of stock options, restricted stock (or restricted stock units for retirement-eligible executives) and performance share units. The Committee believes that all three equity-based components create a strong link to shareholder value creation, with the majority of the awards in the form of stock options and performance share units.
The Committee sets executive pay opportunities based on a number of factors deemed appropriate by the Committee, including market competitive pay data, individual and Company performance, experience level, proficiency in role, and criticality to the organization.
The Committee will seek to position target total compensation within a competitive range (typically plus or minus 15%) of the 50th percentile of the market data for similar roles among peer companies. Actual target total compensation positioning for each executive may vary based on the factors described above.
Role of Management in Compensation Decisions
The Committee makes CEO compensation recommendations to the Board, for its review and approval, and makes all compensation decisions with respect to all other executive officers of the Company.
The CEO reviews the performance of other executive officers, including the other named executive officers other than the Executive Chairperson, and makes recommendations to the Committee with respect to their annual salary adjustments, annual cash incentive opportunities and payments, and grants of long-term incentive awards. The Committee approves the compensation of these executives after considering the CEO’s input and recommendations and its own judgment of each executive’s performance during the period.
The Committee and the CEO also review the financial metrics to be used to measure the performance of the Company and its business units, taking into account the strategic goals of the Company, including those related to performance against corporate responsibility risks and metrics. For this purpose, the CEO provides information and commentary relevant to the Committee’s review and ultimate determination.
Although the CEO regularly attends Committee meetings, he is present only by invitation of the Committee and has no independent right to attend such meetings. In 2025, Mr. Ruzynski attended all of the Committee meetings but did not participate in any of the executive sessions.
Role of Compensation Consultant and Advisers in Compensation Decisions
The Committee utilizes the Company’s Human Resources department and has the authority under its charter to engage the services of outside consultants to assist the Committee. In accordance with this authority, the Committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”), an independent executive compensation consulting firm, to conduct reviews of its total compensation program for executive officers and to provide advice to the Committee in the design and implementation of its executive compensation program. Pursuant to its charter and NASDAQ listing standards, the Committee regularly reviews Meridian’s independence relative to key factors, including: (i) whether Meridian provides any other services to the Company; (ii) the amount of fees paid to Meridian relative to the total revenue of the firm; (iii) policies in place to prevent conflicts of interest; (iv) any personal or business relationships with members of the Committee; (v) ownership of Company stock; and (vi) any personal or business relationships with executive officers.
One or more representatives from Meridian are invited by the Committee to attend the relevant portions of its meetings. During 2025, Meridian participated in all six of the Committee meetings in person or virtually. In the course of fulfilling its consulting responsibilities, representatives of Meridian frequently communicate with the Chairperson of the Committee outside of regular Committee meetings. A representative of Meridian meets with the Committee in executive session at most meetings. Meridian also interacts with management from time to time to exchange information and to review proposals that management may present to the Committee.
Peer Group Benchmarking
In late 2024, the Committee, with the assistance of Meridian, conducted an analysis of the current peer group used for compensation benchmarking purposes to ensure that all included companies continued to be relevant comparators. As part of this process, the Committee considered revenue size and industry, as well as companies that compete with the Company for executive talent. Based on this review and input from Meridian, no changes were made to the peer group. As a result, the Committee approved the 23-company peer group listed below (the “2025 Peer Group”) for purposes of updating the executive pay study to assist in 2025 pay decisions. The companies in the 2025 Peer Group are primarily engaged in manufacturing, are publicly traded, and had trailing twelve-month revenue between $600 million and $4.6 billion.

Chart Industries, Inc.	IDEX Corporation	Standex International Corp.
Crane Holdings Co.	ITT, Inc.	The Timken Co.
Curtiss-Wright Corporation	Kadant Inc.	TriMas Corporation
Donaldson Company, Inc.	Lindsay Corporation	Vontier Corporation
ESCO Technologies, Inc.	Mueller Water Products, Inc.	Watts Water Technologies, Inc.
Graco, Inc.	Nordson Corporation	Woodward, Inc.
Helios Technologies, Inc.	Pentair plc	Zurn Elkay Water Solutions Corp
Hillenbrand, Inc.	RBC Bearings, Inc.
Setting Executive Compensation
In General
The Company compensates its executives through programs that emphasize performance-based compensation. For the executive officers, including the named executive officers, the compensation package for 2025 included base salary, an annual cash incentive opportunity and an annual long-term incentive opportunity in the form of stock options, performance share units, and restricted stock/units. Base salary is intended to provide a certain level of fixed compensation commensurate with an executive’s position, responsibilities and contributions to the Company. The Company has structured annual and long-term incentive compensation to motivate executives to achieve the strategic objectives set by the CEO and the Board, to tie executives’ long- term interests to those of the Company’s shareholders, to reward the executives for achieving such goals, and to provide a retention incentive.
The mix of compensation among base salary, annual bonus opportunity and long-term incentives is a result of the targeted pay objective for each component of pay. This approach results in a significant portion of the compensation of those executive officers having the greatest ability to influence the Company’s performance being performance-based, which the Committee believes is appropriate. Additionally, after setting each separate component of pay, the Committee reviews the total compensation package of each named executive officer to assess the level of total target compensation provided in relation to the competitive range of market practice and may make adjustments to one or more components of pay based on this assessment.
Each year Meridian provides a study of market competitive compensation data. In February 2025, the Committee set the specific components of the compensation of the named executive officers, with the overall goal of providing compensation opportunities at levels generally competitive with the 2025 pay study.

The following table shows the 2025 total targeted compensation (the sum of base salary, target annual bonus opportunity and long-term incentives) for the named executive officers:

Named Executive Officer	2025 Targeted Total Compensation(1) ($)
Joseph A. Ruzynski	5,300,000
Jennifer A. Wolfenbarger(2)	1,975,000
Russell Fleeger(3)	696,285
Jeffery L. Taylor(4)	1,936,250
Jonathan M. Grandon	1,560,656
Gregory M. Levine	1,471,188
DeLancey W. Davis	1,438,648
(1)Based on annualized base salary rates plus target annual bonus opportunity (based on salary targeted to be paid for 2025) and economic value of long-term incentives.
(2)Ms. Wolfenbarger joined the Company on July 7, 2025. The table reflects her annualized target compensation for 2025.
(3)Mr. Fleeger served as Interim Chief Financial Officer from March 28, 2025 to July 7, 2025. The table reflects his annualized target compensation for 2025.
(4)Mr. Taylor left the company March 28, 2025 and was succeeded by Ms. Wolfenbarger. The table reflects his annualized target compensation for 2025.
The following sections discuss the individual elements of the Company’s compensation program, including any changes made for fiscal 2025.
Base Salary
The Company pays its executives annual salaries, which provide a degree of financial stability and are intended to reflect the competitive marketplace and help attract and retain quality executives. In determining the 2025 base salary for each executive, the Committee took into account the targeted annual salary objective for the position based on the results of the pay study for 2025 and assessed the responsibilities associated with the position, individual contribution and performance, skill set, prior experience and external pressures to attract and retain talent.
Applying these factors, the 2025 salaries are shown in the table below:

Named Executive Officer	2025 Base Salary Rate(1)($)	2024 Base Salary Rate($)	% Change
Joseph A. Ruzynski	900,000	900,000	0.0%
Jennifer A. Wolfenbarger	500,000	N/A	-
Jonathan M. Grandon	480,375	457,500	5.0%
Gregory M. Levine	509,250	485,000	5.0%
DeLancey W. Davis	473,513	457,500	3.5%
Russell Fleeger(2)	293,300	—	-
Jeffery L. Taylor	535,000	535,000	0.0%
(1)Ms. Wolfenbarger was paid a pro-rata amount based on her July 7, 2025 employment commencement date. Mr. Taylor was paid a pro-rata amount based on his March 28, 2025 departure date.
(2)Mr. Fleeger served as Interim Chief Financial Officer for a portion of 2025 and was not a named executive officer for fiscal year 2024. Accordingly, his base salary for 2024 is not reported in this table.
Annual Cash Incentive Award
The executive officers of the Company are eligible to participate in the Executive Officer Annual Incentive Cash Bonus Program (the “Annual Bonus Plan”). The Annual Bonus Plan is designed to motivate and reward participants for achieving or exceeding financial goals that support the overall business objectives and strategic direction of the Company.

The table below shows the target annual bonus opportunities for each of the named executive officers for 2025. Target amounts for the named executive officers are based on their respective target bonus percentage (none of which changed from 2024) multiplied by the amount of base salary paid to the executive for the year.

Named Executive Officer	2025 Target Bonus Opportunity (as a % of Base Salary)	2025 Target Bonus Opportunity(1) ($)
Joseph A. Ruzynski	100%	900,000
Jennifer A. Wolfenbarger	75%	375,000
Jonathan M. Grandon	75%	360,281
Gregory M. Levine	75%	381,938
DeLancey W. Davis	75%	355,135
Russell Fleeger(2)	45%	131,985
Jeffery L. Taylor	75%	401,250
(1)For Ms. Wolfenbarger and Mr. Taylor, the table reflects their full year annualized target bonus opportunity. Ms. Wolfenbarger’s target bonus opportunity based on base salary actually paid to her in 2025 was $450,000. Mr. Taylor forfeited his 2025 bonus when he departed the company March 28, 2025.
(2)Mr. Fleeger served as Interim Chief Financial Officer for a portion of the fiscal year. Due to the interim and transitional nature of this role, his target bonus opportunity continued to be based on his prior position and was not adjusted to reflect the Interim Chief Financial Officer role.
The company made several changes to its annual cash incentive program. The 2024 program was based on three metrics: EPS, working capital, and business unit operating income. For 2025, the program included five different metrics which have a stronger tie to business and leadership performance. These metrics are viewed as key financial measures that are expected to help drive long-term success of the company. The metrics for 2025 are: operating income, operating cash flow, business unit operating income and operating income margin and business unit growth, The company believes that these metrics will properly reward executives for strong individual performance as well as business performance. In the first quarter of 2025, the Committee approved financial performance targets to be used under the Annual Bonus Plan for 2025. With respect to each performance measure, the Committee set a threshold level of performance below which no bonus is earned for that performance measure. For each of the financial-based measures the performance threshold for 2025 was increased to 90% from the 80% of the target performance level in the previous year. Payout for threshold level performance was also increased for 2025 and was set at 50 percent of target versus prior year which was set at 33 percent of target. For every 1 percent by which performance exceeds the threshold level, the actual payout level increases 5 percent up to the target level (i.e., 100 percent of target payout), and for every 1 percent by which performance exceeds the target level, up to 110 percent of the target, the actual payout increases 10 percent up to the maximum performance level (i.e., 200 percent of target payout).
The following graph illustrates the payout percentages by performance for the financial-based bonus metrics:

Performance vs. Payout Percentage (90-110)
200%
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
80%
90%
100%
110%
120%
Payout Percentage
Performance Percentage

The performance measures, and the relative percentage of the 2025 target bonus opportunity assigned to each performance measure, were as follows:

Performance Measure	Corporate/ Business Unit	Joseph A. Ruzynski	Jennifer A. Wolfenbarger	Jonathan M. Grandon	Gregory M. Levine	DeLancey W. Davis	Russell Fleeger/ Jeffery L. Taylor
Operating Income (including restructuring)	Corporate	50%	50%	50%	25%	25%	50%
Operating Cash Flow Dollars	Corporate	50%	50%	50%			50%
Operating Income (excluding restructuring)	Global Water				25%
	Distribution					25%
Operating Margin	Global Water				25%
	Distribution					25%
Growth	Global Water				25%
	Distribution					25%
The chart below sets forth the threshold, target, maximum and actual performance levels for the 2025 performance goals (other than business unit operating income, operating margin, and growth), and for all performance goals, the percentage at which target was attained. The performance goals were established assuming the goals would be adjusted for certain discrete items.
The Company does not publicly report operating income, operating margin, and growth by business units below the operating segment level given the size of the business units as compared to its competitors and the potential for competitive harm. Each of these metric goals were set at the beginning of 2025 and the Committee believed at the time that it would require a high degree of execution of the 2025 business plan in order to attain these goals.

Performance Goal Achievement	Corporate/ Business Unit	Threshold	Target	Maximum	Actual	% of Attainment of Target(1)
Operating Income (including restructuring)	Corporate	$255.3	$283.7	$312.1	$269.0	94.8%
Operating Cash Flow Dollars	Corporate	$238.9	$265.4	$291.9	$238.9	90.0%
Operating Income (excluding restructuring)	Global Water					92.3% - 92.7%
	Distribution
Operating Margin	Global Water					95.0% - 95.5%
	Distribution
Growth	Global Water					99.6%
	Distribution
(1)The percentage of attainment of target results for the business unit metrics represents the range of results for the business units.
In connection with its review of annual incentive results, the Committee approved a limited adjustment to the calculated percentage attainment to account for certain extraordinary and unforeseen external factors that resulted in material, unplanned impacts to the business after performance targets were established. The Committee determined that these factors were outside of management’s control and that an adjustment was appropriate to ensure that incentive outcomes appropriately reflected underlying performance and execution against the Company’s strategic and operational objectives. The adjustment was applied solely to align the percentage attainment with the applicable threshold performance level, and the adjustment did not result in an above-threshold payout.
Mr. Ruzynski evaluated the extent to which the other named executive officers attained their individual strategic goals, including those relating to corporate responsibility risks and metrics. The annual bonus plan has a discretionary adjustment component of a positive or negative 20 percent. The intended application of this discretionary adjustment component is reserved, in part, for “above and beyond” accomplishments based on individual achievements or extraordinary events outside of the executive’s control despite exceptional performance. Based on his evaluation, Mr. Ruzynski did not recommend any discretionary adjustments to the calculated bonus payouts for 2025.
Based on the results summarized above, the following table sets forth the actual bonus payouts for each named executive officer as a percentage of his target opportunity.

Named Executive Officer	Payout Percentage (% of Target)
Joseph A. Ruzynski	62.1%
Jennifer Wolfenbarger	62.1%
Jeffery L. Taylor	62.1%
Jonathan M. Grandon	62.1%
Gregory M. Levine	77.6%
DeLancey W. Davis	77.8%
Russell Fleeger	0%(1)
(1)Mr. Fleeger served as Interim Chief Financial Officer for a portion of 2025 but was not eligible to receive a bonus payout due to his separation from the Company prior to the end of the fiscal year.
For additional information about the specific awards made to the named executive officers for 2025 pursuant to the above criteria, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 32.

Long-Term Incentive Compensation
Executive officers are eligible to receive grants of equity incentives to more closely align the executives’ compensation with the return received by the Company’s shareholders, to offer an incentive for long-term performance, to provide a retention incentive and to encourage stock ownership. The regular cycle long-term incentive awards to executive officers may include a combination of performance share units, stock options and restricted stock/units. Retirement eligible executives, including the eligible named executive officers, may receive restricted stock units instead of restricted stock because, unlike restricted stock units, restricted stock grants to a retirement eligible individual results in the early recognition of income even though the individual has not actually retired and received the stock subject to awards. By policy, grants and awards are only made at times when the Company’s trading “window” for executive officer transactions in the Company’s stock is open (i.e., during the regularly scheduled “window period” and at a time when trading is not restricted for other reasons), and grants and awards are dated the date of official action approving such awards, and the valuation of stock or stock unit grants and the exercise price of options will be the closing price on the date of grant.

LTI Award Target Values
In determining the size of equity grants made to the named executive officers, the Committee uses the pay study provided by Meridian as a guide. The Committee then considers other important factors such as experience level and individual performance to approve the long-term incentive value to be granted to each named executive officer.

The following table shows the 2025 targeted economic value for the annual equity awards to the named executive officers.

Named Executive Officer	Targeted Economic Value for 2025 ($)(1)
Joseph A. Ruzynski	3,500,000
Jennifer A. Wolfenbarger	1,100,000
Jonathan M. Grandon	720,000
Gregory M. Levine	580,000
DeLancey W. Davis	610,000
Jeffery L. Taylor	1,000,000
Russell Fleeger(2)	100,000
(1) As previously disclosed, pursuant to her offer letter, Ms. Wolfenbarger received a special equity grant award with an estimated target total value of $1,100,000, which is shown in the table above. The Value shown for Mr. Taylor is his full year annualized target LTI opportunity.
(2) Mr. Fleeger served as Interim Chief Financial Officer for a portion of the fiscal year. Due to the interim and transitional nature of this role, he was not eligible to receive annual long‑term incentive awards under the Company’s executive officer compensation program. In connection with his service as Interim Chief Financial Officer, he received a special equity grant to recognize the additional responsibilities assumed during this period. Mr. Fleeger was not issued performance share units as part of this special equity grant.
Based on a review of market data and input from Meridian, for 2025, the Committee determined to deliver the targeted economic value of long-term incentives to the named executive officers as follows: 50 percent in the form of performance share units; 25 percent in the form of restricted stock (or restricted stock units); and 25 percent in the form of stock options. All three long-term incentive components are used to align the interests of the named executive officers with those of shareholders. Stock options provide an element of risk to the executives in that value is created for the executive only when the stock price increases, while restricted stock and restricted stock units provide executives with outright value which supports their retention and helps manage the potential increased dilution that would result in using only options. Through the use of performance share units, the Committee can focus the executives on one or more select performance metrics deemed to be critical to driving Company performance and, in turn, increasing shareholder value.

Performance Share Units
The performance share units vest based solely on the aggregate change in the Company’s consolidated normalized EBITDA (adjusted for certain non-recurring items) relative to the aggregate change in the consolidated normalized EBITDA reported by companies in the S&P Small Cap 600® Industrials Index (adjusted for non-recurring items) over a three-year performance period, as reported by Thompson Reuters. For purposes of determining this aggregate increase, a target dollar increase in adjusted operating income is established for the Company for each year of the three-year performance period based on the annual percentage increase of the S&P 600® Industrials Index consolidated normalized EBITDA from the base year. The annual target amounts are then aggregated to calculate the cumulative three-year target dollar increase. The actual cumulative growth of the Company’s consolidated normalized EBITDA (in dollars) over the performance period will be compared to the target level of cumulative growth in consolidated normalized EBITDA based on the increases relative to the companies in the S&P Small Cap 600® Industrials Index over the performance period. The Committee believes that consolidated normalized EBITDA is a relevant benchmark to gauge Company performance over time against a broad index of similarly situated manufacturing firms.

For performance share units granted in 2025, the applicable performance period is January 1, 2025 through December 31, 2027. Performance share units will be earned based on the following:

Performance Level (1)	Aggregate Actual Change for Company Relative to Targeted Change	Number of Performance Share Units Earned (as a % of Target)
Below Threshold	<75%	0%
Threshold	75%	50%
Target	100%	100%
Maximum	125% (or more)	200%
(1)Performance between threshold and target, and target and maximum will be interpolated on a straight-line basis.
Earned performance share units will be paid out in shares of Company stock. Any dividends declared during the performance period will accrue and be paid out in cash at the end of the performance period based on the number of performance share units actually earned.
For additional information about the material terms of these awards, see the narrative disclosure under the Summary Compensation Table.
Performance Share Units Earned in Fiscal 2025
The three-year performance period for the performance share units awarded in 2023 ended on December 31, 2025. The base year for measuring the aggregate change in the consolidated normalized EBITDA for both the Company and the S&P 600® Industrials Index in each year of the performance period was 2022. The annual change in normalized EBITDA for each year in the performance period for the S&P 600® Industrials Index was 2.5 percent, 5.9 percent and 7.6 percent, which represents the respective annual target levels for the Company. Normalized EBITDA consists of the Company's reported net income adjusted for income taxes, interest expense, restructuring expense, transaction costs for acquisitions, depreciation and amortization expense. For 2022, these values were $188.8 million, $46.4 million, $11.5 million, $2.2 million, $0.3 million, $33.1 million and $17.2 million. The following table provides the target performance levels (based on the table above) for the performance period:

	Year 1 Target (Fiscal 2023)	Year 2 Target (Fiscal 2024)	Year 3 Target (Fiscal 2025)
Base Year Company Normalized EBITDA Target Change in Normalized EBITDA (over Base Year) Target Level of Normalized EBITDA for Relevant Period	$299.5 million 2.5% ($7.4 million) $306.9 million	$299.5 million 8.5% ($25.3 million) $324.8 million	$299.5 million 16.7% ($50.0 million)* $349.5 million*
As a result, (i) the Company’s target level of aggregate adjusted EBITDA over the performance period was $981.2 million ($306.9 million + $324.8 million + $349.5 million) and (ii) the threshold level was calculated as $735.9 million (75 percent of target) and (iii) the maximum level was calculated as $1,226.5 million (125 percent of target). The Company’s actual aggregate consolidated normalized EBITDA for the performance period was $932.0 million, resulting in an estimated 95.0 percent attainment of target ($932.0 ÷ $981.2) and 90.1 percent of the targeted level of the performance share units were estimated to be earned. Normalized EBITDA for the performance period consisted of net income of $525.0 million, income taxes of $143.7 million, interest expense of $28.7 million, restructuring expense of $5.3 million, non-recurring pre-tax pension settlement loss of $54.9 million, transaction costs for acquisitions of $3.3 million, depreciation expense of $111.6 million and amortization expense of $59.5 million.

*The numbers for 2025 are based on all companies in the index having reported their 2025 financial results, including normalized EBITDA.
LTI Award Grant Practices
Equity grants are typically made on an annual basis at the Committee’s meeting following the public release of the Company’s fiscal year-end results. Stock options are valued as of the date of grant using a modified Black-Scholes methodology. They have an exercise price equal to 100 percent of the fair market value of the Company’s common stock on the date of grant and vest ratably over three years. Restricted stock, restricted stock units and performance share units are valued based on the closing price of the Company’s common stock on the date of grant. The restricted stock and restricted stock units generally vest 100 percent on the third anniversary of the grant date. Performance share units are earned based on the level of performance attainment against the pre-established earnings goal (relative to the S&P Small Cap 600® Industrials Index) set by the Committee over a three-year performance period.

2026 LTI Program Redesign
In February 2026, the Committee recommended, and the Board approved, a redesigned long-term incentive program (the “2026 LTI Program”). This redesigned program reflects the Committee’s continued focus on strengthening alignment with shareholder interests and enhancing pay-for-performance outcomes based on objective, long-term measures. The 2026 LTI Program award mix consists solely of 60 percent performance share units and 40 percent restricted stock (or restricted stock units). Stock options, which were included in prior-year long-term incentive awards, were eliminated as part of the redesign. The Committee believes this simplified structure enhances transparency, aligns with market practices, and places greater emphasis on performance-based compensation tied to long-term shareholder value creation.

Performance share units granted under the 2026 LTI Program are earned based on two performance metrics, each weighted 50 percent: (i) the Company’s total shareholder return relative to the S&P SmallCap 600 Industrials Index and (ii) the Company’s three-year average return on invested capital (“ROIC”). The Committee selected these metrics to balance market-based performance with an internally focused measure of capital efficiency, providing a comprehensive assessment of long‑term performance and value creation. Performance share units have a three‑year performance period and are earned based on the level of performance attainment against the pre-established earnings goal set by the Committee.

Restricted stock (or restricted stock units) granted under the 2026 LTI Program vest ratably over three years, with one‑third vesting on each anniversary of the grant date, subject to continued employment. The Committee believes this vesting schedule supports executive retention while maintaining alignment with long‑term shareholder interests.

Stock Ownership Guidelines
The Company’s stock ownership guidelines for its executives and non-employee directors require executives and non-employee directors to maintain direct ownership in the Company’s common stock in amounts as follows:
•CEO: six times annual base salary;
•Corporate Vice Presidents: three times annual base salary; and
•Non-Employee Directors: five times annual retainer.
Executives and non-employee directors have five years from the date appointed to their position to comply with these guidelines. Executives have a three-year grace period from time of promotion to comply with the ownership guideline disclosed above. All shares held directly or beneficially, including shares of restricted stock, restricted stock units, shares of stock acquired upon exercise of stock options and shares credited under the Retirement Program, as well as in-the-money value of vested stock options count toward these guidelines. Performance share units do not count toward these guidelines until, and only to the extent, they are settled in actual shares. Until an executive or non-employee director attains the requisite stock ownership, the executive or non-employee director must retain 50 percent of all shares acquired under the Company’s compensation plans. All shares held directly or beneficially, including stock awards, shares acquired upon exercise of stock options and stock units credited under the Non-Employee Directors’ Compensation Plan, count toward these guidelines. As of the end of 2025, all named executive officers and non-employee directors met their respective stock ownership requirements or were within the applicable grace period to comply with such requirements.

Incentive Compensation Recoupment Policy
In October 2023, the Company adopted a revised incentive compensation recoupment policy to comply with listing standards related to the SEC’s Final Rule on Dodd-Frank’s mandatory clawback provision. The policy requires the company to recoup cash and equity-based incentive compensation payable based upon the achievement of certain financial results received by a current or former Section 16 executive officer (based on a three-year lookback period) in the event of any financial restatement.

Retirement Plans
The Company has various retirement plans in which certain of the named executive officers currently participate.
Pension Plan
On February 13, 2025, the Company's Board of Directors approved the termination of the domestic Franklin Electric Co, Inc. Pension Plan. On July 29, 2025, the Company settled its benefit obligation under the Plan for the remaining participants with the purchase of a nonparticipating, single premium annuity contract from a third-party insurance company. The Plan was terminated on July 31st, 2025. Excess plan assets were reverted to the Company and will be contributed to the Company's defined contribution plan. The Company maintained one domestic pension plan and three German pension plans. The Company used a December 31, 2025 measurement date for these plans. The Company’s remaining domestic pension plan covers two retired participants.
Basic Retirement Portion
The Basic Retirement portion of the Pension Plan generally covers employees in the U.S. A participant retiring at age 65 is eligible to receive a monthly single life annuity equal to his credited service times a flat dollar amount ($25 for most U.S. salaried employees). Participants age 55 or older with 10 years of vesting service may retire prior to age 65 with a reduced benefit. Participants who were younger than 50 as of December 31, 2011 (which includes Mr. Davis) stopped accruing benefits as of such date, and participants 50 or older as of such date (which includes Mr. Sengstack) accrued benefits until December 31, 2016. Messrs. Taylor and Grandon are not eligible to participate in this portion of the Pension Plan because they were hired after February 21, 2006 when the Pension Plan was closed to all new salaried employees.

Cash Balance Portion
The Cash Balance portion of the Pension Plan covers most salaried employees in the U.S. All participants stopped accruing benefits as of December 31, 2011. At termination of employment a participant is eligible to receive the amount credited to his account or a monthly single life annuity based on the amount credited to his account. The account consists of: (i) an opening balance for a participant at December 31, 1999 equal to the present value of the participant’s accrued benefit earned at December 31, 1999 under the applicable prior pension plan; (ii) annual Company contributions through 2011 ranging from 3 percent to 12 percent of a participant’s compensation and transitional credits for certain participants from 2000-2004 equal to 6 percent of compensation; and (iii) interest credits, which continue until distribution of the account, based on the 30-year Treasury rate (subject to a minimum of 4.5 percent). Messrs. Ruzynski, Taylor, Grandon and Levine and Ms. Wolfenbarger do not participate in the Cash Balance Portion because they were hired after this portion of the Pension Plan was frozen.

Pension Restoration Plan
In order to provide eligible executives with the portion of their retirement benefits that cannot be paid under the tax- qualified Pension Plan due to IRS limits on compensation, the Company maintains the Pension Restoration Plan. All participants other than Mr. Sengstack (which includes Mr. Davis) stopped accruing benefits as of December 31, 2011, and effective as of January 1, 2012, their benefits were transferred to the Supplemental Retirement and Deferred Compensation Plan. Messrs. Ruzynski, Taylor, Grandon and Levine and Ms. Wolfenbarger do not participate in the Pension Restoration Plan because it was frozen before they were hired.
Retirement Program
The Retirement Program is a tax-qualified 401(k) plan that covers the majority of U.S. employees, including the named executive officers. A participant can elect to defer 1-50 percent of his compensation, in accordance with the Retirement Program plan documents, up to a maximum in 2025 of $23,500, or $31,000 if age 50 or over, and the Company will make a matching contribution equal to 100 percent of the first 2 percent of the participant’s deferral contributions plus 50 percent of the next 3 percent of the participant’s deferral contributions, for a total of 3.5 percent of the participant’s compensation.
The Company also makes annual service-based contributions to most participants, ranging from 3 percent to 9 percent of a participant’s compensation, depending on his or her years of service with the Company (3 percent in the case of hourly employees). The service-based contribution generally is made to all employees. Compensation taken into account under the Retirement Program is limited by the Internal Revenue Code (the limit for 2025 was $350,000). The Retirement Program also holds employees’ accounts that were held in the Company’s Employee Stock Ownership Plan, which was merged into the Retirement Program in 2010.
Supplemental Retirement and Deferred Compensation Plan
The Company maintains the Supplemental Retirement and Deferred Compensation Plan (the “Supplemental Retirement Plan”), which provides an additional benefit to attract and retain key executives. The Supplemental Retirement Plan permits executive officers of the Company to elect each year to defer up to 90 percent of their bonus awards and up to 50 percent of their salary. Deferred amounts are credited to a bookkeeping account maintained on behalf of the participant.

The Company provides two types of contributions under the Supplemental Retirement Plan to the named executive officers. These contributions include: (i) the portion of the service-based contribution that could not be made under the Retirement

Program due to IRS limitations; and (ii) a supplemental contribution of 2 percent to 4 percent of a participant’s compensation depending on years of service. In addition, participants who stopped accruing benefits under the Pension Restoration Plan (which includes Mr. Davis) had their benefit transferred to the Supplemental Retirement Plan as of January 1, 2012. A participant’s deferral account, service contribution account and transferred Pension Restoration Account are credited with earnings and losses based on the investment funds made available under the Supplemental Retirement and Deferred Compensation Plan. Earnings on the supplemental contribution account will follow the methodology used in the now-frozen Cash Balance Plan, which credits earnings based on the 30-year Treasury rate but not less than 4.5 percent.

A participant’s accounts under the Supplemental Retirement Plan generally will be distributed to him or her in the seventh month following termination of employment. Messrs. Ruzynski, Taylor, and Fleeger elected to contribute to the Supplemental Retirement Plan in 2025, and Messrs. Ruzynski, Grandon, Davis, and Levine and Ms. Wolfenbarger received Company contributions.

Perquisites, Other Personal Benefits, and Other Compensation
The Company generally does not provide the named executive officers with perquisites or other personal benefits such as Company vehicles, club memberships, financial planning assistance or tax preparation. The Company offers an executive annual physical program which is available to the named executive officers. The named executive officers receive a Medicare tax reimbursement relating to the annual Company contributions in the Supplemental Retirement Plan. Mr. Ruzynski may use the Company airplane from time to time with the consent of the Company for non-business use. The amount of income attributed to Mr. Ruzynski for income tax purposes for use of the airplane is determined by the Standard Industry Fare Level method, and Mr. Ruzynski is responsible for paying the tax on this income. Any such income is included under the "All Other Compensation" column of the Summary Compensation Table.

Employment Security Agreements
The Company has entered into employment security agreements (“ESAs”) with each of Mr. Ruzynski, Ms. Wolfenbarger, Mr. Grandon, Mr. Davis, and Mr. Levine, as well as certain other executives, that provide benefits upon a change in control of the Company, in order to extend these benefits to some executives who are not party to employment agreements.

Each ESA provides that if within two years after a change in control the Company terminates the executive’s employment for any reason other than cause, or the executive terminates his employment with the Company for good reason (as defined in the ESA), the executive is entitled to the following:

•A lump sum payment equal to the sum of two times (three times for Mr. Ruzynski) the executive’s base salary, a pro-rata portion of the executive’s target bonus for the current year (based on the termination date), and two times (three times for Mr. Ruzynski) the executive’s target bonus for the current year;
•A lump sum payment equal to the increase in benefits under the Company’s tax-qualified and supplemental retirement plans that results from crediting the executive with additional service for 24 months (36 months for Mr. Ruzynski);
•Immediate vesting of all stock-based awards and deemed satisfaction of performance goals at target levels;
•Continued coverage under the Company’s health and welfare plans for 24 months (36 months for Mr. Ruzynski) following termination; and
•12 months of executive outplacement services (not to exceed $50,000) with a professional outplacement firm selected by the Company.

The ESAs contain a restrictive covenant that prohibits the executive from soliciting employees of the Company for 18 months following termination.

Executive Non-CIC Severance Plan
In December 2020, the Committee approved the Executive Severance Policy, which provides for severance benefits outside of a change in control for certain executives where such benefits are not otherwise provided in an executive’s employment agreement. In February 2026, the Committee approved an amendment to the Executive Severance Policy to revise the treatment of stock-based awards. Under the policy, if the executive’s employment is terminated by the Company without cause and prior to a change in control (as defined in the ESA), the executive is entitled to the following payments and benefits:

•A lump sum payment equal to the one and one-half times the sum of the annual base pay plus target bonus in the case of the Chief Executive Officer, and one times annual base pay plus target bonus for all other Executive Officers;
•A lump sum payment equal to a pro-rata portion of the Executive Officer’s annual bonus in effect on the employment termination date, based on the level of achievement of the Company’s performance goals, as approved by the Management Organization and Compensation Committee of the Board for the year in which the Executive’s termination of employment occurs;
•For any stock-based awards granted to the Executive Officer prior to the February 2026 amendment, accelerated vesting of stock-based awards not otherwise eligible for accelerated vesting under the terms of an applicable stock award agreement, and the removal of all restrictions on time-based awards of restricted stock or restricted stock units; and
•For any stock-based awards granted to the Executive Officer after the February 2026 amendment, the treatment of such awards upon termination of an Executive Officer’s employment will be governed by the terms of the applicable grant agreement and no benefits with respect to such awards shall be provided under the policy; and
•Payment of COBRA premiums until the eighteen-month anniversary, in the case of the Chief Executive Officer, or the one-year anniversary, in the case of all other Executive Officers, of the termination date.

Confidentiality and Non-Compete Agreements
Each named executive officer has signed a confidentiality and non-compete agreement with the Company. Under this agreement, they agree to maintain all confidential information of the Company, and for a period of 18 months after termination of employment from the Company they agree not to, directly or indirectly, participate in the design, development, manufacture, or distribution of electrical submersible motors or related products in competition with the Company. These agreements are in addition to the restrictive covenants set forth in the employment agreements and ESAs.

The Company determined that the employment agreements, ESA and Executive Severance Policy serve the Company’s goal of attracting and retaining key executives. By providing these agreements and policy the executives are able to remain focused on the best interests of the shareholders in the event of a potential change-in-control situation. Additionally, these agreements and policy provide benefits which strive to retain the executives during a transitional period.

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code as in effect prior to 2018 limited the deductibility for federal income tax purposes of executive compensation paid to the CEO and the three other most highly compensated officers other than the chief financial officer of a public company to $1,000,000 per year but contained an exception for certain performance-based compensation. The Tax Cuts and Jobs Act of 2017 amended Section 162(m) to cover a public company’s chief financial officer and eliminate the performance-based exception, beginning in 2018. Accordingly, the annual cash incentive awards, stock options and performance shares granted in 2018 and later years will no longer qualify for this exception (base salary and time- based restricted stock/units by their nature have never qualified as performance-based compensation). In addition, compensation paid to a covered employee after termination of employment will also be subject to the million dollar limitation. Following the Tax Cuts and Jobs Act, the Committee may consider tax deductibility as a factor in determining executive compensation, but may also choose to structure its compensation arrangements in ways that do not maximize tax deductibility, to achieve its goal to provide a compensation program that appropriately attracts, retains and rewards the executive officers who are crucial to the Company’s success.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth compensation information for the Company’s Chief Executive Officer, former Executive Chairperson and former Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers ("named executive officers") for the fiscal years ended December 31, 2025, December 31, 2024 and December 31, 2023.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Time-Based Stock Awards ($)(3)	Performance-Based Stock Awards ($)(3)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Joseph A. Ruzynski, CEO	2025	900,000	—	875,030	1,749,954	875,116	558,900	—	113,064	5,072,064
	2024	450,000	250,000	1,312,479	2,625,052	1,312,536	407,700	—	42,212	6,399,979
Gregg C. Sengstack, Former Executive Chairperson and CEO	2024	950,000	—	1,124,959	2,250,017	1,125,017	989,805	1,337,373	149,213	7,926,384
	2023	940,385	—	1,050,005	2,100,011	1,050,001	781,342	1,366,459	113,407	7,401,610
Jennifer A. Wolfenbarger, VP & CFO	2025	240,385	75,000	1,100,061	—	—	111,959	—	176,541	1,703,946
Russell D. Fleeger II, Former Interim CFO	2025	230,211	100,000	156,880	—	14,204	—	—	22,842	524,137
Jeffery L. Taylor, Former VP and CFO	2025	133,750	—	—	—	—	62,294	—	22,778	218,822
	2024	531,154	—	249,958	500,015	250,016	365,301	—	122,554	2,018,998
	2023	510,673	—	222,542	444,988	222,486	276,721	—	59,453	1,736,863
Jonathan M. Grandon, VP, CAO, General Counsel and Corporate Secretary	2025	475,976	—	179,988	359,976	180,004	221,686	—	68,532	1,486,162
	2024	454,135	—	168,705	337,507	168,744	312,331	—	61,312	1,502,734
	2023	435,192	—	147,507	295,015	147,496	235,820	—	65,770	1,326,800
DeLancey W. Davis, VP and President, Headwater Companies	2025	470,434	—	152,534	304,962	152,510	274,498	—	95,087	1,450,025
	2024	454,135	—	147,457	295,012	147,508	156,165	—	76,043	1,276,320
	2023	435,192	—	141,247	282,493	141,249	117,910	—	115,226	1,233,317
Gregory M. Levine, VP and President, Global Water	2025	504,587	—	145,008	290,016	145,009	293,669	—	53,182	1,431,471
	2024	482,115	—	137,521	275,043	137,496	297,586	—	49,243	1,379,004
Jay J. Walsh, VP and President, Energy Systems	2023	403,798	—	109,374	218,747	109,362	212,221	—	126,169	1,179,671
(1)Salary adjustments for 2025 were effective March 9, 2025
(2)This amount represents a sign on bonus paid to Mr. Ruzynski and Ms. Wolfenbarger and a spot bonus paid to Mr. Fleeger.
(3)These amounts represent the grant date fair value, computed in accordance with FASB Codification Topic 718, of the restricted stock and performance share unit awards granted in 2025 to the named executive officers. The value of the performance share units is based upon the probable outcome of the performance conditions. See Note 8 of the Company's Annual Report to Shareholders for the fiscal year ending December 31, 2025 for a complete description of the assumptions used for these valuations.
(4)The grant date value of the performance shares granted in 2025, assuming the performance conditions were met at the maximum level, was: Mr. Ruzynski: $3,499,908; Mr. Grandon: $719,952; Mr. Davis: $609,924; and Mr. Levine: $580,032.
(5)These amounts represent the grant date fair value, computed in accordance with FASB Codification Topic 718, of the stock options granted to the named executive officers in 2025. See Note 8 of the Company's Annual Report to Shareholders for the fiscal year ending December 31, 2025 for a complete description of the assumptions used for these valuations.
(6)These amounts represent the bonuses paid to the named executive officers under the Company's performance-based Executive Officer Annual Incentive Cash Bonus Program. A description of this program can be found in the "Compensation Discussion and Analysis" section of this Proxy Statement.
(7)These amounts represent the annual change in the present value of each named executive officer's benefits under the Company's defined benefit pension plans, which calculations use the same assumptions required to be used for financial reporting purposes. Benefits under the pension plans were frozen as of December 31, 2011 for most participants, including Messrs. Davis and Walsh; Messrs. Ruzynski, Fleeger, Taylor, Grandon, and Levine and Ms. Wolfenbarger were never participants.
(8)These amounts for 2025 represent (i) Company contributions under the Retirement Program: Mr. Ruzynski: $22,750; Ms. Wolfenbarger: $22,750; Mr. Taylor: $22,750; Mr. Fleeger: $22,750; Mr. Grandon: $26,250; Mr. Davis: $43,750; and Mr. Levine: $22,750; (ii) Company contributions under the Supplemental Retirement and Deferred Compensation Plan: Mr. Ruzynski: $52,635; Ms. Wolfenbarger: $4,808; Mr. Grandon: $41,181; Mr. Davis: $50,023; and Mr. Levine $29,609; (iii) a Medicare tax reimbursement related to the non-qualified retirement plans: Mr. Ruzynski: $1,267; Ms. Wolfenbarger: $116; Mr. Grandon: $991; Mr. Davis: $1,204; and Mr. Levine: $713; (iv) the Company's life insurance contributions: Mr. Ruzynski: $110; Ms. Wolfenbarger: $55; Mr. Taylor: $28; Mr. Fleeger: $92; Mr. Grandon: $110; Mr. Davis: $110; and Mr. Levine: $110; (v) the non-business use of the Company airplane: Mr. Ruzynski $6,197; (vi) relocation related expenses: Mr. Ruzynski: $30,105; and Ms. Wolfenbarger $148,812.

Restricted Stock/Restricted Stock Unit/Performance Stock Unit Awards
The 2025 restricted awards were granted on February 20, 2025 to Mr. Ruzynski and the remaining Named Executive Officers. The awards consisted of 8,255 restricted stock awards and 16,509 performance stock units were awarded to Mr. Ruzynski; 1,480 restricted stock awards awarded to Mr. Fleeger; 1,698 restricted stock awards and 3,396 performance stock units awarded to Mr. Grandon; 1,439 restricted stock units and 2,877 performance stock units awarded to Mr. Davis; and 1,368 restricted stock awards and 2,736 performance stock units awarded to Mr. Levine. On July 31, 2025, 11,709 restricted stock awards were awarded to Ms. Wolfenbarger.
The 2024 restricted awards were granted on February 22, 2024 to Mr. Sengstack and the remaining Named Executive Officers. The awards consisted of 11,436 restricted stock units and 22,873 performance share units awarded to Mr. Sengstack; 2,541 restricted stock awards and 5,083 performance share units awarded to Mr. Taylor; 1,715 restricted stock awards and 3,431 performance stock units awarded to Mr. Grandon; 1,398 restricted stock awards and 2,796 performance stock units awarded to Mr. Levine; and 1,499 restricted stock units and 2,999 performance stock units awarded to Mr. Davis. On July 1, 2024, 13,967 restricted stock awards and 27,935 performance stock units were awarded to Mr. Ruzynski.
The 2023 restricted awards were granted on February 16, 2023 to Mr. Sengstack and the remaining Named Executive Officers. The awards consisted of 11,069 restricted stock units and 22,138 performance share units awarded to Mr. Sengstack; 2,346 restricted stock awards and 4,691 performance share units awarded to Mr. Taylor; 1,555 restricted stock awards and 3,110 performance stock units awarded to Mr. Grandon; 1,489 restricted stock units and 2,978 performance stock units awarded to Mr. Davis; and 1,153 restricted stock units and 2,306 performance stock units awarded to Mr. Walsh.
Restricted stock and restricted stock unit awards vest on the third anniversary of the grant date. All grants are subject to accelerated pro-rata vesting upon death, disability, or retirement and accelerated vesting on a change in control. Performance share units granted in 2025 vest at the end of the three-year performance period ending December 31, 2027, depending on the level of achievement of the performance goals (subject to pro-rata vesting at the end of the performance period upon death, disability or retirement and accelerated vesting at target level upon a change in control). Dividends are paid on restricted stock awards and dividend equivalents are paid on restricted stock unit awards. Dividend equivalents are paid on performance share unit awards only to the extent the awards vest.
Option Awards
The 2025 grants to the named executive officers consisted of options for 22,981 shares to Mr. Ruzynski; 373 shares to Mr. Fleeger; 4,727 shares to Mr. Grandon; 4,005 shares to Mr. Davis; and 3,808 shares to Mr. Levine. These grants had an exercise price of $106.00.
The 2024 grants to the named executive officers consisted of options for 38,798 shares to Mr. Ruzynski; 31,575 shares to Mr. Sengstack; 7,017 shares to Mr. Taylor; 4,736 shares to Mr. Grandon; 3,859 shares to Mr. Levine and 4,140 shares to Mr. Davis. All these grants had an exercise price of $98.37 besides Mr. Ruzynski's, which had an exercise price of $93.97.

The 2023 grants to the named executive officers consisted of options for 30,426 shares to Mr. Sengstack; 6,447 shares to Mr. Taylor; 4,274 shares to Mr. Grandon; 4,093 shares to Mr. Davis; and 3,169 shares to Mr. Walsh.
Stock options granted in 2025, 2024, and 2023 vest over three years at 33 percent per year. All stock options are subject to accelerated vesting upon death, disability, retirement or a change in control and expire after ten years.
Change in Pension Value and Nonqualified Deferred Compensation Earnings
In connection with the redesign of the Company's retirement program, effective as of December 31, 2011, all named executive officers other than Messrs. Sengstack stopped accruing benefits under the Pension Plan and/or the Pension Restoration Plan. Descriptions of these retirement plans, as in effect before and after December 31, 2011, and the level of participation by the named executive officers, can be found in the 2025 Pension Benefits Table and accompanying narrative included in this Proxy Statement.

2025 Grant of Plan Based Awards Table
The following table sets forth the plan-based grants made during the fiscal year ended December 31, 2025.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph A. Ruzynski	2/20/2025	297,000	900,000	1,800,000
	2/20/2025				8,255	16,509	33,018
	2/20/2025							8,255	22,981	106.00	3,500,100
Jennifer A. Wolfenbarger	7/31/2025	59,495	180,289	360,578
	7/31/2025				—	—	—
	7/31/2025							11,709	—	—	1,100,061
Russell D. Fleeger II	2/20/2025	—	—	—
	2/20/2025				—	—	—
	2/20/2025							1,480	373	106.00	171,084
Jonathan M. Grandon	2/20/2025	117,804	356,982	713,964
	2/20/2025				1,698	3,396	6,792
	2/20/2025							1,698	4,727	106.00	719,968
DeLancey W. Davis	2/20/2025	116,433	352,826	705,652
	2/20/2025				1,439	2,877	5,754
	2/20/2025							1,439	4,005	106.00	610,006
Gregory M. Levine	2/20/2025	124,885	378,440	756,880
	2/20/2025				1,368	2,736	5,472
	2/20/2025							1,368	3,808	106.00	580,033
(1)The amounts in these columns reflect estimated possible payouts for 2025 and were established under the Executive Officer Annual Incentive Bonus Program. The estimated payouts shown in the Table were based on performance in 2025, which has now occurred. Thus, the amounts shown in “threshold”, “target”, and “maximum” columns reflect the range of potential payouts when the performance goals were set in early 2025. Actual amounts paid for 2025 are reflected in the Summary Compensation Table. A description of this program can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(2)The amounts in these columns reflect the estimated possible payouts of shares of common stock that may be issued pursuant to the settlement of performance share units that were granted in 2025. Vesting occurs at the end of the three-year performance period (December 31, 2027), depending on the level of attainment of the performance goals. A pro-rata portion is paid at the end of the performance period in the event of the executive's death, disability or retirement, and vesting is accelerated at target level upon a change in control. Dividend equivalents are paid to the extent the performance share units vest. A description of the performance share units can be found in the "Compensation, Discussion, and Analysis" section of this Proxy Statement.
(3)Restricted stock units were granted to Mr. Davis because he is retirement eligible or will become retirement eligible within the vesting period, and restricted stock was granted to Messrs. Ruzynski, Fleeger, Grandon and Levine and Ms. Wolfenbarger. The awards vest three years from the grant date if they are still employed with the Company on such date, with the exception of Ms. Wolfenbarger whose awards are accelerated and vest in one to two years. Vesting is accelerated upon a change in control of the Company and a pro-rata portion is accelerated upon death, disability or retirement.
(4)The exercise price for grants of stock options is determined using the closing price of the Company’s common stock on the date of grant. The option grants expire after ten years and vest over three years, at 33 percent per year. Vesting is accelerated upon death, disability, retirement or a change in control of the Company.
(5)The grant date fair value of the target performance share units, restricted stock, restricted stock units and option awards shown in the above table was computed in accordance with FASB Codification Topic 718.

2025 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth the outstanding equity awards as of December 31, 2025.(13)

Name	Option Awards(1)				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(7)
Joseph A. Ruzynski	12,931	25,867	93.97	7/1/2034	22,222(2)	2,122,868	44,444(8)	4,245,735
	—	22,981	106.00	2/20/2035
Jennifer A. Wolfenbarger	—	—	—		11,709(3)	1,118,561	—	—
Russell D. Fleeger II	93	—	98.37	1/11/2026	—	—	—	—
	—	—
Jeffery L. Taylor	—	—	—		—	—	9,774(9)	933,710
Jonathan M. Grandon	12,747	—	42.20	2/23/2027	4,968(4)	474,593	9,937(10)	949,282
	14,458	—	40.25	2/22/2028
	11,147	—	55.16	2/21/2029
	11,644	—	59.71	2/20/2030
	8,940	—	73.14	2/18/2031
	6,104	—	83.90	2/24/2032
	2,849	1,425	94.86	2/16/2033
	1,578	3,158	98.37	2/22/2034
	—	4,727	106.00	2/20/2035
DeLancey W. Davis	1,882	—	83.90	2/24/2032	4,427(5)	422,911	8,854(11)	845,823
	2,728	1,365	94.86	2/16/2033
	1,379	2,761	98.37	2/22/2034
	—	4,005	106.00	2/20/2035
Gregory M. Levine	1,286	2,573	98.37	2/22/2034	4,953(6)	473,160	5,532(12)	528,472
	—	3,808	106.00	2/20/2035
(1)Each option grant has a ten-year term and vests pro-rata over three or four years beginning on the first anniversary of the grant date. Vesting is accelerated upon death, disability, retirement or a change in control of the Company. Exercise prices are determined using the closing price of the Company’s Common Stock on the date of grant.
(2)Of Mr. Ruzynski's restricted awards, 8,255 shares vest after three years on February 20, 2028 and 13,967 shares vest after three years on July 1, 2027.
(3)Of Ms. Wolfenbarger's restricted awards, 5,269 shares vest after two years on July 7, 2027 and 6,440 shares vest after one year on July 7, 2026.
(4)Of Mr. Grandon's restricted awards, 1,698 shares vest after three years on February 20, 2028, 1,715 shares vest after three years on February 22, 2027, and 1,555 shares vest after three years on February 16, 2026.
(5)Of Mr. Davis's restricted awards, 1,439 shares vest after three years on February 20, 2028, 1,499 shares vest after three years on February 22, 2027, and 1,489 shares vest after three years on February 16, 2026.
(6)Of Mr. Levine's restricted awards, 1,368 shares vest after three years on February 20, 2028, 1,398 shares vest after three years on February 22, 2027, and 2,187 shares vest after three years on February 16, 2026.
(7)The market value of the stock and stock unit awards was determined using the closing price of the Company’s common stock on December 31, 2025 ($95.53 per share).
(8)Of Mr. Ruzynski's target performance share awards, 16,509 will vest at the end of the performance period that ends on December 31, 2027 and 27,935 will vest at the end of the performance period that ends on December 31, 2026.
(9)Of Mr. Taylor's target performance share awards, 5,083 will vest at the end of the performance period that ends on December 31, 2026.
(10)Of Mr. Grandon's target performance share awards, 3,396 will vest at the end of the performance period that ends on December 31, 2027 and 3,431 will vest at the end of the performance period that ends on December 31, 2026.
(11)Of Mr. Davis's target performance share awards, 2,877 will vest at the end of the performance period that ends on December 31, 2027 and 2,999 will vest at the end of the performance period that ends on December 31, 2026.
(12)Of Mr. Levine's target performance share awards, 2,736 will vest at the end of the performance period that ends on December 31, 2027 and 2,796 will vest at the end of the performance period that ends on December 31, 2026.

(13)Equity incentive awards may be subject to vesting, performance and other requirements as set forth in the applicable award agreements. Upon a termination by the Company for cause or without good reason, awards may forfeit in accordance with the terms of the applicable award agreement.

2025 Option Exercises and Stock Vested Table
The following table sets forth the exercised options and vested awards for the fiscal year ended December 31, 2025.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Joseph A. Ruzynski	—	—	—	—
Jennifer A. Wolfenbarger	—	—	—	—
Russell D. Fleeger II	—	—	—	—
Jeffery L. Taylor	9,789	59,936	11,623	1,130,963
Jonathan M. Grandon	—	—	4,346	430,864
DeLancey W. Davis	3,761	70,868	4,099	406,084
Gregory M. Levine	—	—	—	—
(1)Represents the difference between the closing price of the stock on the date of exercise and the exercise price, multiplied by the number of shares covered by the options.
(2)Includes shares based on estimated release of performance share units earned in 2025 as follows: Mr. Taylor, 3,697; Mr. Grandon, 2,451; and Mr. Davis, 2,347. See the "Compensation Discussion & Analysis" section for further information.
(3)Represents the value realized by multiplying the closing price of the stock on the date of vesting by the number of shares that vested. Includes vesting of restricted stock/units granted in 2022 and performance share awards granted in 2023. See the "Compensation Discussion & Analysis" section for a discussion of this vesting.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship between the annual total compensation of its median employee and the annual total compensation of Mr. Ruzynski:
The Company previously identified its median employee as a production employee located in the Czech Republic. The median employee's position, duties, and employment circumstances did not change during fiscal year 2025, and the Company has not experienced significant changes in its employee population or compensation practices that would result in a change to the identified median employee. Accordingly, the Company believes that continuing to use the same median employee remains appropriate for fiscal year 2025.
During the year, the median employee’s annual total compensation increased on a reported basis compared to the prior year, primarily as a result of changes in foreign currency exchange rates between the Czech Koruna and the U.S. Dollar, rather than changes to the employee’s underlying compensation structure. The median employee’s compensation was converted to U.S. Dollars using the exchange rate in effect on December 31, 2025.
For 2025, the median of the annual total compensation of all employees of the Company (other than Mr. Ruzynski), was $31,379 and the annual total compensation of Mr. Ruzynski was $5,072,064.
To determine the median of the annual compensation of all employees, to identify the median employee, and to determine the annual total compensation of the median employee and Mr. Ruzynski, the Company used the following material assumptions, adjustments, and estimates:

•As of December 31, 2025, the Company’s employee population consisted of approximately 6,415 individuals working at the Company and its wholly-owned subsidiaries. This population consisted of full-time, part-time, and temporary employees.
•Each employee’s base salary was determined using fiscal year 2025 payroll records and the median employee was identified from the employee population based on these records.

In accordance with the SEC rules, the median employee’s annual total compensation for 2025 was calculated as follows:
$31,379, which represents the amount of such employee’s compensation for fiscal year 2025 that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee was a named executive officer for 2025.
In accordance with the SEC rules, Mr. Ruzynski’s annualized total compensation is equal to $5,072,064, which represents the amount reported in the “Total” column of the Summary Compensation Table beginning on page 32.

Based on this information, for 2025 the ratio of the median of the annual total compensation of all employees to the annual total compensation of Mr. Ruzynski was 1 to 162. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.
Pay versus Performance
As required by Item 402(v) of Regulation S-K, the Company is providing the following information about the relationship between executive compensation actually paid and the Company’s financial performance for each of the last five completed fiscal years. In determining the “compensation actually paid” to named executive officers (“NEOs”), the Company is required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in each such previous year, as the valuation methods for this disclosure under Item 402(v) differ from those required in reporting the compensation information in the Summary Compensation Table. For NEOs other than the principal executive officer (the “PEO”), compensation is reported as an average.

Year	Summary Compensation Table Total for Current PEO ($)(1)	Compensation Actually Paid to Current PEO ($)(1)(3)(6)	Summary Compensation Table Total for Former PEO ($)(1)	Compensation Actually Paid to Former PEO ($)(1)(4)(6)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(5)(6)	Value of Initial Fixed $100 Investment Based On:		Net Income ($)(8)	Adjusted EPS ($/sh)(9)
							Total Stockholder Return ($)	Peer Group Total Stockholder Return ($)(7)
2025	5,072,064	4,618,196	—	—	1,135,761	1,143,223	145	202	147,090,000	4.14
2024	6,399,979	5,111,462	7,926,384	5,172,521	1,544,264	1,265,987	179	171	180,309,000	3.92
2023			7,401,610	9,293,165	1,421,534	1,631,420	175	156	193,272,000	4.13
2022			6,700,247	4,504,643	1,711,922	1,428,875	143	132	187,332,000	4.00
2021			6,896,933	14,635,531	1,656,125	2,850,173	168	139	153,860,000	3.14
(1)Effective July 1, 2024, Joseph A. Ruzynski ("Current PEO") succeeded Gregg C. Sengstack ("Former PEO") as Chief Executive Officer. Gregg C. Sengstack is the only PEO for 2023, 2022, and 2021.
(2)The Non-PEO NEOs for each year presented are:
2025 - Jennifer A. Wolfenbarger, Russell D. Fleeger, Jeffery L. Taylor, Jonathan M. Grandon, Gregory M. Levine, and DeLancey W. Davis
2024 - Jeffery L. Taylor, Jonathan M. Grandon, Gregory M. Levine, and DeLancey W. Davis
2023 - Jeffery L. Taylor, Jonathan M. Grandon, DeLancey W. Davis, Jay J. Walsh, and Donald P. Kenney
2022 - Jeffery L. Taylor, Donald P. Kenney, DeLancey W. Davis, and Jay J. Walsh
2021 - John J. Haines, Jeffery L. Taylor, Donald P. Kenney, DeLancey W. Davis, and Jonathan M. Grandon

(3)The table below presents adjustments to the summary compensation table total to reflect the compensation actually paid to the Current PEO for 2025 and 2024.

	2025	2024
Summary Compensation Table Total Current PEO	$5,072,064	$6,399,979
Less: Grant Date Fair Value of Equity Awards and Change in Pension Value Reported in the Summary Compensation Table	(3,500,100)	(5,250,067)
Add: Actuarially Determined Service Cost for Services Rendered During the Fiscal Year and Change in Pension Value Attributable to Plan Amendments Made in the Current Year	—	—
Add: Year-End Fair Value of Awards Granted in the Current Year	2,678,181	3,948,295
Add: Change in Fair Value from Prior Year-End to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Current Year	(136,422)	—
Add: Change in Fair Value from Prior Year-End to Current Year-End of Outstanding and Unvested Equity Awards Granted in Prior Years	446,089	—
Less: Fair Value at the End of the Prior Year of Equity Awards that were Forfeited in the Current Year	—	—
Add: Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	58,384	13,255
Compensation Actually Paid for Current PEO	$4,618,196	$5,111,462
(4)The table below presents adjustments to the summary compensation table total to reflect the compensation actually paid to the Former PEO for 2024, 2023, 2022, and 2021.

	2024	2023	2022	2021
Summary Compensation Table Total for Former PEO	$7,926,384	$7,401,610	$6,700,247	$6,896,933
Less: Grant Date Fair Value of Equity Awards and Change in Pension Value Reported in the Summary Compensation Table	(5,837,366)	(5,566,476)	(4,557,850)	(4,431,383)
Add: Actuarially Determined Service Cost for Services Rendered During the Fiscal Year and Change in Pension Value Attributable to Plan Amendments Made in the Current Year	418,219	397,761	371,687	287,737
Add: Year-End Fair Value of Awards Granted in the Current Year	3,150,907	3,730,241	3,600,652	5,479,618
Add: Change in Fair Value from Prior Year-End to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Current Year	256,247	1,443,501	(1,253,153)	878,040
Add: Change in Fair Value from Prior Year-End to Current Year-End of Outstanding and Unvested Equity Awards Granted in Prior Years	(824,544)	1,794,718	(474,620)	5,424,642
Less: Fair Value at the End of the Prior Year of Equity Awards that were Forfeited in the Current Year	—	—	—	—
Add: Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	82,674	91,810	117,680	99,944
Compensation Actually Paid for Former PEO	$5,172,521	$9,293,165	$4,504,643	$14,635,531

(5)The table below presents adjustments to the average summary compensation table total to reflect the average compensation actually paid to the Non-PEO NEOs for 2025, 2024, 2023, 2022, and 2021.

	2025	2024	2023	2022	2021
Average of Summary Compensation Table Total for Non-PEO NEOs	$1,135,761	$1,544,264	$1,421,534	$1,711,922	$1,656,125
Less: Grant Date Fair Value of Equity Awards and Change in Pension Value Reported in the Summary Compensation Table	(530,192)	(703,746)	(686,499)	(666,842)	(686,414)
Add: Actuarially Determined Service Cost for Services Rendered During the Fiscal Year and Change in Pension Value Attributable to Plan Amendments Made in the Current Year	—	—	—	—	—
Add: Year-End Fair Value of Awards Granted in the Current Year	430,009	492,754	512,427	600,271	923,429
Add: Change in Fair Value from Prior Year-End to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Current Year	17,806	21,908	248,948	(160,773)	318,544
Add: Change in Fair Value from Prior Year-End to Current Year-End of Outstanding and Unvested Equity Awards Granted in Prior Years	105,604	(99,106)	204,660	(71,623)	678,613
Less: Fair Value at the End of the Prior Year of Equity Awards that were Forfeited in the Current Year	(26,933)	—	(82,029)	—	(56,683)
Add: Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	11,168	9,913	12,379	15,920	16,559
Average Compensation Actually Paid for Non-PEO NEOs	$1,143,223	$1,265,987	$1,631,420	$1,428,875	$2,850,173
(6)The fair values of unvested and outstanding equity awards were remeasured as of the end of each fiscal year and as of each vesting date during the years presented in the compensation actually paid calculation. For performance share units, fair values reflect the probable outcome of the performance vesting conditions as of each measurement date. For stock options, fair values use the Black-Scholes valuation method with an expected life assumption that uses the midpoint of the remaining contractual term and time until vesting as of each valuation date. The other Black-Scholes valuation criteria remained consistent with the criteria used at the grant of the options.
(7)The peer group consists of the proxy disclosed peer group listed in the "Compensation Discussion and Analysis" section of this Proxy Statement.
(8)Net Income refers to "Net Income attributable to Franklin Electric Co., Inc." as reported in the Company's Annual Report on Form 10-K in Item 8. Financial Statements and Supplementary Data.
(9)In 2025, restructuring expense and the non-operational impact of pension settlement were excluded in calculating Adjusted EPS, which decreased GAAP EPS by $0.92. In 2024, 2023 and 2022, restructuring expense was excluded in calculating Adjusted EPS, which decreased GAAP EPS by $0.06, $0.02 and $0.03, respectively. In 2021, restructuring expense and the non-operational impact of the bargain purchase gains recognized in the fourth quarter of 2020 and second quarter 2021 acquisitions were excluded in calculating adjusted EPS, which increased GAAP EPS by $0.11.
As illustrated in the tables on the previous page and the charts below, the compensation actually paid (calculated as required under SEC rules) for the Company’s named executive officers over the past five fiscal years has directionally aligned with the Company’s Total Stockholder Return (“TSR”), Net Income, and Adjusted Earnings Per Share (“EPS”), the Company-selected financial performance metric. The Company believes the compensation actually paid in each of the years reported above and over the five-year cumulative period are reflective of the Compensation Committee’s emphasis on pay-for-performance as the compensation actually paid fluctuated year-over-year, primarily due to the result of the Company’s stock performance and varying levels of achievement against pre-established performance goals under the Company’s annual and long-term incentive programs.

The chart below shows the relationship between compensation actually paid to the Current PEO and Former PEO and the average of the compensation actually paid to the other NEOs and the Company’s net income over the five fiscal years ending December 31, 2025. The SEC requires companies to compare compensation actually paid to the PEO and other NEOs and net income. However, the Company does not link NEO compensation to net income performance.

The chart below shows the relationship between compensation actually paid to the Current PEO and Former PEO and the average of compensation actually paid to the other NEOs and the cumulative TSR of the Company and the Company's Peer Group over five fiscal years ending December 31, 2025. The SEC requires companies to compare compensation actually paid to the PEO and other NEOs and the Company’s cumulative TSR. However, the Company does not link NEO compensation to the Company’s cumulative TSR.

The chart below shows the relationship between compensation actually paid to the Current PEO and Former PEO and the average of the compensation actually paid to the other NEOs and Adjusted EPS over five fiscal years ending December 31, 2025.

The financial performance measures listed below represent the most important metrics the Company used to link compensation actually paid to the Current PEO and Former PEO and other NEOs to Company performance for the most recently completed fiscal year.

Financial Performance Measure	Relationship to Pay
Adjusted EPS	Annual Incentive Plan
Adjusted Operating Income	Annual Incentive Plan
Working Capital	Annual Incentive Plan
Normalized EBITDA	Long-term Incentive Plan

2025 Pension Benefits Table
The following table sets forth (i) the years of service currently credited to each named executive officer under the Company’s pension plans and (ii) the present value of the accumulated benefit payable under each pension plan to each of the named executive officers upon retirement.

Named Executive Officer	Plan Name(1)	Number of Years of Credited Service #	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)(4)
Joseph A. Ruzynski	N/A	N/A	N/A	N/A
Jennifer A. Wolfenbarger	N/A	N/A	N/A	N/A
Russell D. Fleeger	N/A	N/A	N/A	N/A
Jeffery L. Taylor	N/A	N/A	N/A	N/A
Jonathan M. Grandon	N/A	N/A	N/A	N/A
DeLancey W. Davis	Basic Retirement Portion Cash Balance Portion	6.6 7.0	N/A	17,885 107,570
Gregory M. Levine	N/A	N/A	N/A	N/A
(1)As of December 31, 2011, the Basic Retirement Plan and Cash Balance Pension Plan were merged and renamed the Pension Plan.
(2)As of December 31, 2011, the named executive officers stopped accruing benefits under all plans.
(3)Messrs. Ruzynski, Fleeger, Taylor, Grandon, and Levine and Ms. Wolfenbarger are ineligible for the Basic Retirement Portion, Cash Balance Portion, and the Pension Restoration Plan.

(4)The amounts in this column represent Pension Plan termination lump sum distributions payments.
Pension Plan
In 2011, the Company implemented a redesign of its retirement program. Its two tax-qualified defined benefit pension plans, the Basic Retirement Plan and the Cash Balance Pension Plan, were merged into a single plan called the Pension Plan. As discussed below, as of December 31, 2011, benefit accruals under the Basic Retirement portion of the Pension Plan ceased for all participants younger than age 50 and benefit accruals under the Cash Balance portion of the Pension Plan ceased for all participants. In addition, benefits under the non-qualified Pension Restoration Plan ceased for all participants. Participants will instead receive additional benefits under the Company’s defined contribution plans (see the discussion in the Compensation Discussion and Analysis and in the 2025 Nonqualified Deferred Compensation Table and narrative in this Proxy Statement).
On February 13, 2025, the Company's Board of Directors approved the termination of the domestic Franklin Electric Co, Inc. Pension Plan. On July 29, 2025, the Company settled its benefit obligation under the Plan for the remaining participants with the purchase of a nonparticipating, single premium annuity contract from a third-party insurance company. The Plan was terminated on July 31st, 2025. Excess plan assets were reverted to the Company and will be contributed to the Company's defined contribution plan. The Company maintained one domestic pension plan and three German pension plans. The Company used a December 31, 2025 measurement date for these plans. The Company’s remaining domestic pension plan covers two retired participants.
Basic Retirement Plan
The Basic Retirement portion of the Pension Plan covers most U.S. employees of the Company and its affiliates, including the named executive officers, who were hired before February 21, 2006. The Basic Retirement Plan provides each eligible named executive officer with a monthly single life annuity commencing at normal retirement age (age 65) equal to the number of years of credited service times $25. Participants are eligible to receive benefits after completing five years of vesting service. Participants who terminate employment after age 55 with 10 years of vesting service are eligible to receive early retirement benefits that are reduced to reflect commencement prior to age 65. Participants who terminate employment on or after age 62 with 25 years of vesting service are eligible to receive early retirement benefits that are unreduced for commencement prior to age 65. Participants with five years of vesting service who terminate employment and are not eligible to receive early retirement benefits are eligible for benefits commencing at age 65. Messrs. Ruzynski, Fleeger, Taylor, Grandon, and Levine and Ms. Wolfenbarger are not eligible to participate in the Basic Retirement Plan because they were hired after February 21, 2006.
The benefit formula calculates the benefit payable in a single life annuity form, which is the normal form of benefit for unmarried participants. The normal form of benefit payment for married participants is a 50 percent joint and survivor annuity. Participants, with spousal consent, if applicable, can waive the normal form and elect to have benefits paid in various annuity forms, which are the actuarially equivalent of the single life annuity form.
The Basic Retirement Plan was amended in 2011 to provide that participants younger than age 50 as of December 31, 2011 (which includes Mr. Davis) stopped earning benefits as of such date, and participants 50 or older as of December 31, 2011 stopped earning benefits on December 31, 2016 (or if earlier, their termination of employment).
Cash Balance Pension Plan
The Cash Balance portion of the Pension Plan is a tax-qualified pension plan that covers most U.S. employees of the Company and its affiliates who are classified as "exempt" and who are not covered by a collective bargaining agreement, which includes each named executive officer. As of December 31, 2011, the Cash Balance Pension Plan was closed to new participants and all participants stopped accruing further benefits. An account is maintained for each participant under the Cash Balance Pension Plan, which consists of (i) an opening account balance equal to the then present value of the participant's accrued benefit, if any, earned as of December 31, 1999 under one of the Company's prior pension plans; (ii) annual contributions made by the Company as of the end of each calendar year through 2011 that ranged from 3 percent to 12 percent of the participant's compensation (based on the participant's credited service); (iii) annual transitional credits made by the Company from 2000-2004 equal to 6 percent of compensation of each participant whose age and years of vesting service as of December 31, 1999 totaled 45 or more; and (iv) until distribution of the account, annual interest credits made by the Company as of the end of each calendar year, based on the 30-year Treasury security rate for the November preceding each such year (subject to a minimum interest rate of 4.5 percent). Compensation included wages subject to withholding, excluding income recognized in connection with the Company's stock based plans, reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, and welfare benefits (as limited by applicable Internal Revenue Code limits).
Participants are eligible to receive benefits after completing three years of service. They can elect to receive their benefits upon termination of employment or they can defer receipt of benefits until age 65. Any accounts remaining in the Cash Balance Plan will continue to be credited with interest until the account is paid. The normal form of benefit payment for unmarried participants is a single life annuity, and the normal form of benefit payment for married participants is a 50 percent joint and survivor annuity. Participants, with spousal consent, if applicable, can waive the normal form and elect to have benefits paid in various annuity forms, which are the actuarially equivalent of the normal form, or in a lump sum.
Pension Restoration Plan
The Pension Restoration Plan is an unfunded, non-qualified pension plan that is intended to provide an employee with the portion of his benefits that cannot be paid under the Pension Plan or the Contributory Retirement Plan (the predecessor to the Cash Balance portion of the Pension Plan) due to Internal Revenue Code limitations on the amount of compensation that can be taken into account in determining benefits under, and the amount of benefits that can be paid from, tax-qualified pension plans.
The benefits of Mr. Davis was determined by applying the formula in the Cash Balance portion of the Pension Plan for all eligible compensation (including compensation in excess of the Code limits), offset for the benefits provided by the Cash Balance portion of the Pension Plan. All participants other than Mr. Sengstack stopped earning benefits as of December 31, 2011 and instead participate in the Supplemental Retirement and Deferred Compensation Plan, under which they receive additional Company contributions. The value of their frozen benefit under the Pension Restoration Plan was transferred to the Supplemental Retirement and Deferred Compensation Plan as of January 1, 2012.
The benefit accrued under the Pension Restoration Plan is paid upon termination of employment as follows: (i) if the lump sum value is less than $1,000,000, it will be paid in a lump sum within 90 days following termination; (ii) if the lump sum value is more than $1,000,000 but less than $2,000,000, one-half of the benefit will be paid within 90 days following termination, the remaining benefit will be paid as a single life annuity over the first 12 months following termination, and the benefit remaining at the end of the 12-month period will be paid in a lump sum on the first anniversary of termination; (iii) if the lump sum value is $2,000,000 or more, one-third will be paid within 90 days following termination, the remaining benefit will be paid as a single life annuity over the first 12 months following termination, one-half of the benefit remaining at the end of the 12-month period will be paid in a lump sum on the first anniversary of termination, the remaining benefit will be paid as a single life annuity over the second 12-month period following termination and the benefit remaining at the end of the second 12-month period will be paid in a lump sum on the second anniversary of termination. If the participant is deemed to be a “key employee” as defined in Section 409A of the Internal Revenue Code, any distribution that is payable due to termination of employment will be delayed for six months following the date of such termination. Notwithstanding the foregoing, upon a change in control of the Company, all participants become fully vested in their benefits, all benefits will be paid in a lump sum within 60 days after the change in control and active participants will have three years of additional age and service credits in determining benefits.
Pension Plan Assumptions
The assumptions used in calculating the present value of the accumulated pension benefits are set forth in Note 10 of the audited financial statements contained in the Company's Annual Report to Shareholders for the year ended December 31, 2025. The Company does not grant additional years of credited service under its pension plans.

2025 Nonqualified Deferred Compensation
The following table sets forth (i) the contributions made by each named executive officer and the Company in fiscal 2025, (ii) the earnings on the account balances as of December 31, 2025 and (iii) the account balances as of December 31, 2025 under the Company’s Supplemental Retirement and Deferred Compensation Plan.

Name	Executive Contribution in Last Fiscal Year ($)(1)	Company Contribution in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)(5)
Joseph A. Ruzynski	45,000	52,635	5,160	—	127,445
Jennifer A. Wolfenbarger	—	4,808	—	—	4,808
Russell D. Fleeger II	21,905	—	3,551	39,744	—
Jeffery L. Taylor(6)	143,132	—	75,411	62,337	782,398
Jonathan M. Grandon	—	41,181	28,227	—	334,680
DeLancey W. Davis	—	50,023	52,061	—	845,999
Gregory M. Levine	—	29,609	2,977	—	67,856
(1)This amount is reported in the "Salary" of the Summary Compensation table in this Proxy Statement. For Mr. Taylor, a portion of this amount is reported in the prior year "Non-Equity Incentive Plan Compensation" column of the Summary Compensation table in this Proxy Statement.
(2)The Company contributions are reflected in the "All Other Compensation" column of the Summary Compensation table of this Proxy Statement.
(3)The earnings reported in this column are not included in the Summary Compensation table.
(4)The aggregate balance reflects amounts previously reported in the Summary Compensation table except for the following earnings: Mr. Ruzynski: $5,160; Mr. Fleeger: $3,551; Mr. Taylor: $184,491; Mr. Grandon: $76,346; Mr. Davis: $183,798; and Mr. Levine: $3,646.
(5)For Mr. Davis, the aggregate balances also include the cash balance accounts under the Pension Restoration Plan that were transferred to this Plan as of January 1, 2012: Mr. Davis: $34,477.
(6)Mr. Taylor's SERP balance of $59,581 was forfeited as a result of his resignation.

The Supplemental Retirement and Deferred Compensation Plan permits executive officers of the Company to elect each year to defer up to 90 percent of their bonus awards and up to 50 percent of their salary. Deferred amounts are credited to a notional account maintained on behalf of the participant, which is adjusted for earnings and losses based on investment funds made available by the Management Organization and Compensation Committee.
Beginning in 2012, the Company provides two types of contributions to participants who do not continue to accrue benefits under the Pension Restoration Plan. The Company provides the portion of the service-based contribution that could not be made under the Retirement Program due to IRS limitations (the service-based contribution ranges from 3 percent to 9 percent of a participant’s compensation depending on years of service). The Company also provides a supplemental contribution of 2 percent to 4 percent of a participant’s total compensation depending on years of service. In addition, participants who stopped accruing benefits under the Pension Restoration Plan had their benefit transferred to the Supplemental Retirement and Deferred Compensation Plan as of January 1, 2012. A participant’s deferral account, service contribution account and transferred Pension Restoration Plan account will be credited with earnings and losses based on the investment funds made available by the Management Organization and Compensation Committee. Earnings on the supplemental contribution account will follow the methodology used in the now-frozen Cash Balance portion of the Pension Plan, which credits earnings based on the 30-year Treasury rate but not less than 4.5 percent.
A participant’s accounts under the Supplemental Retirement and Deferred Compensation Plan will generally be distributed to him as soon as practicable after the first of the month following termination of employment (provided that distribution to a “key employee” as defined in Section 409A of the Internal Revenue Code will be deferred for six months). Messrs. Ruzynski, Taylor, and Fleeger are the only Named Executive Officers who contributed to the Supplemental Retirement and Deferred Compensation Plan in 2025, although Ms. Wolfenbarger, Mr. Grandon, and Mr. Levine received Company contributions.

Potential Payments upon Termination or Change in Control of the Company

The Company provides benefits to certain of the named executive officers upon certain terminations of employment from the Company. These benefits are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). The incremental benefits payable to the executives are described as follows:
Employment Security Agreements
Certain executives, including Messrs. Ruzynski, Grandon, Davis, and Levine and Ms. Wolfenbarger are parties to employment security agreements ("ESA") with the Company that provide benefits upon a Change in Control (as defined in the ESA). Each ESA provides that if within two years after a Change in Control the Company terminates the executive’s employment for any reason other than “Good Cause”, or the executive terminates his employment with the Company for “Good Reason” (as defined in the ESA), the executive is entitled to the following:
•a lump sum payment equal to the sum of two times (three times for Mr. Ruzynski) the executive’s base salary, a pro-rata portion of the executive’s target bonus for the current year (based on the termination date), and two times (three times for Mr. Ruzynski) the executive’s target bonus for the current year;
•a lump sum payment equal to the increase in benefits under the Company’s tax-qualified and supplemental retirement plans that results from crediting the executive with additional service for 24 months (36 months for Mr. Ruzynski);
•immediate vesting of all stock-based awards and deemed satisfaction of all performance-based awards at target level;
•continued coverage under the Company’s health and welfare plans for 24 months (36 months for Mr. Ruzynski) following termination;
•12 months of executive outplacement services (not to exceed $50,000) with a professional outplacement firm selected by the Company; and
•with respect to any excise tax, each executive can elect to either receive the full amount of severance benefits and be responsible for paying any excise tax, or receive severance benefits that are reduced to the maximum amount that can be paid without triggering the excise tax.
For purposes of the ESAs:
•“Good Cause” means the executive’s intentional and material misappropriation of, or damage to, the property or business of the Company, his conviction of a criminal violation involving fraud or dishonesty or of a felony that causes material harm or injury to the Company, or his willful and continuous failure to perform his obligations under the ESA that is not cured.
•“Good Reason” means a material reduction in the executive’s salary or retirement benefits or a material reduction in his compensation and benefits in the aggregate, or any purchaser of substantially all of the assets of the Company declines to assume all of the Company’s obligations under the ESA.
The ESAs contain a restrictive covenant that prohibits the executive from soliciting employees of the Company for 18 months following termination. The agreements provide that an amount of severance equal to one times salary and one times the prior year’s bonus serves as consideration for this restrictive covenant as well as the separate confidentiality and non-compete agreement each executive has executed.
Executive Non-CIC Severance Plan
Certain executives, including Messrs. Ruzynski, Grandon, Davis, and Levine and Ms. Wolfenbarger are parties to the Executive Severance Policy, which provides non-CIC severance for executives if not already stated in the executive's employment agreement. Under the policy, if the executive’s employment is terminated by the Company without cause or, in the case of the Chief Executive Officer, with Good Reason, and prior to a change in control (as defined in the ESA), the executive is entitled to the following payments and benefits:
•A lump sum payment equal to the one and one-half times the sum of the annual base pay plus target bonus in the case of the Chief Executive Officer, and one times annual base pay plus target bonus for all other Executive Officers;
•A lump sum payment equal to a pro-rata portion of the Executive Officer’s annual bonus in effect on the employment termination date, based on the level of achievement of the Company’s performance goals, as approved by the Management Organization and Compensation Committee of the Board for the year in which the Executive’s termination of employment occurs;

•Accelerated vesting of stock-based awards not otherwise eligible for accelerated vesting under the terms of an applicable stock award agreement, and the removal of all restrictions on time-based awards of restricted stock or restricted stock units; and
•Accelerated vesting of any performance-based stock awards or units; and
•Payment of COBRA premiums until the eighteen-month anniversary, in the case of the Chief Executive Officer, or the one-year anniversary, in the case of all other Executive Officers, of the termination date.
Stock Plan
Awards under the Company's stock plans fully vest, and performance measures are deemed met at the target level, upon a Change in Control (as defined in the applicable stock plan) of the Company. Stock Option Agreements provide for full vesting upon a termination of employment due to death, disability or retirement. Restricted Stock Agreements and the Restricted Stock Unit Agreements provide for pro-rata vesting upon termination of employment due to death, disability or retirement. Performance Share Unit Agreements provide for pro-rata vesting at the end of the performance period upon termination due to death, disability or retirement. Upon a termination for cause, awards may forfeit in accordance with the terms of the applicable award agreement.
The following tables quantify the additional benefits described on the previous pages that would be paid to each named executive officer pursuant to the arrangements described above under the following termination scenarios: assuming a termination of employment and/or change in control occurred on December 31, 2025, and the termination of employment was not by the Company for good cause or good reason. No benefits are provided to any named executive officer in the event of termination due to non‑renewal of an employment agreement.
Termination – No Change in Control (assumes termination without cause or for good reason.)

Name	Salary ($)(1)	Non-Equity Plan Compensation ($)(2)	Accelerated Vesting of Options ($)(3)(6)	Accelerated Vesting of Restricted Stock/Units/Performance Share Units ($)(4)(6)	Additional Retirement Plan Credits ($)	Continued Benefit Plan Coverage ($)
Joseph A. Ruzynski	900,000	1,458,900	40,353	6,411,891	—	17,659
Jennifer A. Wolfenbarger	500,000	292,247	—	1,118,561	—	9,772
Jonathan M. Grandon	480,375	578,668	955	1,133,667	—	19,457
DeLancey W. Davis	473,513	627,323	915	990,205	—	17,658
Gregory M. Levine	509,250	672,109	—	1,007,226	—	18,959
Termination – Change in Control

Name	Salary ($)(1)	Non-Equity Plan Compensation ($)(2)	Accelerated Vesting of Options ($)(3)	Accelerated Vesting of Restricted Stock/Units/Performance Share Units ($)(4)	Additional Retirement Plan Credits ($)	Continued Benefit Plan Coverage ($)	Outplacement Services ($)	Forfeiture ($)(5)
Joseph A. Ruzynski	2,700,000	3,600,000	40,353	6,411,891	367,073	52,976	50,000	—
Jennifer A Wolfenbarger	1,000,000	540,865	—	1,118,561	70,381	19,543	50,000	—
Jonathan M. Grandon	960,750	1,070,946	955	1,133,667	231,048	38,914	50,000	—
DeLancey W. Davis	947,026	1,058,476	915	990,205	306,815	35,316	50,000	—
Gregory M. Levine	1,018,500	1,135,320	—	1,007,226	174,669	37,918	50,000	—
(1)Based on salary rates effective March 13, 2025.
(2)Reflects target annual bonus based on salary rates effective during 2025 and actual bonus payments.
(3)Based on the difference between the exercise price of the unvested stock options multiplied by $95.53, the closing price of the stock on December 31, 2025.

(4)Based on the unvested awards (the target number in the case of performance-based awards) multiplied by the $95.53 closing price of the stock on December 31, 2025.
(5)The employment agreement and the employment security agreement give the executive the choice of receiving full benefits or having them reduced so as not to trigger the excise tax. The severance benefits of Messrs. Grandon and Davis and Ms. Wolfenbarger were below the amount that would trigger the excise tax. Messrs. Ruzynski and Levine's benefits exceeded the triggering amount and receipt of full benefits with payment of the excise tax resulted in a better after-tax situation than forfeiture of benefits in excess of the triggering amount.
(6)Stock Plan Agreements provide for full vesting of Options and pro-rata vesting of Restricted Stock Units upon termination due to death, disability, or retirement. Upon a termination by the Company for cause or without good reason, awards may forfeit in accordance with the terms of the applicable award agreement. As of December 31, 2025, Mr. Davis is retirement eligible.

DIRECTOR COMPENSATION
Compensation for non-employee directors is determined by the Board of Directors, upon recommendation of the Corporate Governance Committee. Management makes recommendations to the Corporate Governance Committee with respect to non-employee director compensation. The Management Organization and Compensation Committee, pursuant to the Company’s Stock Plan, makes the actual stock-based award. Director Compensation is determined by compiling the compensation data for each of the Peer Group companies listed in the Compensation Discussion and Analysis and comparing such compensation to the current pay for the Company’s directors.
The following table sets forth the compensation received by the Company’s non-employee directors for the year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark A. Carano	97,500	145,000	—	—	242,500
Victor D. Grizzle	106,000	145,000	—	—	251,000
Alok Maskara	122,500	145,000	—	—	267,500
Renee J. Peterson	113,500	145,000	—	—	258,500
Gregg C. Sengstack	85,000	145,000	—	916,723	1,146,723
Jennifer L. Sherman	202,000	145,000	—	—	347,000
Chris Villavarayan	103,500	145,000	—	—	248,500
(1)Fees deferred into the Non-Employee Directors’ Deferred Compensation Plan were: Ms. Sherman $202,000 and Mr. Villavarayan $103,500.
(2)The amounts in this column are the grant date fair values of the stock awards granted to the non-employee directors, computed in accordance with FASB Codification Topic 718. Each director besides Mr. Carano received an award of 1,642 shares while Mr. Carano received an award of 1,685 shares, and Messrs. Carano, Sengstack, and Villavarayan and Ms. Sherman elected to defer their stock awards into the Non-Employee Directors’ Deferred Compensation Plan.
(3)No options were granted to non-employee directors in 2025 and no non-employee director holds any outstanding options.
(4)All Other Compensation for Mr. Sengstack consists of cash compensation paid to Mr. Sengstack in the amount of $166,667 and an award of 8,788 shares that vest 366 shares monthly beginning May 1, 2025, which had a market value of $750,056 on the date of grant, each pursuant to the terms of the Consulting Agreement entered into by and between the Company and Mr. Sengstack dated April 23, 2025.
Retainer and Fees
Non-employee directors are paid an annual retainer of $85,000. The Audit Committee Chairperson receives an additional fee of $22,500 and Audit Committee members receive an additional fee of $12,500. The Governance Committee Chairperson receives an additional fee of $15,000 and Governance Committee members receive an additional fee of $6,000. The Compensation Committee Chairperson receives an additional fee of $25,000 and Compensation Committee members receive an additional fee of $6,000. The Chairperson receives an additional fee of $105,000. Directors who are employees of the Company receive no additional compensation for serving on the Board or Board committees during their employment.
Stock Awards
On May 2, 2025, each non-employee director besides Mr. Carano received an award of 1,642 shares of the Company’s common stock, which vested immediately upon grant and had a market value of $145,000 on the date of grant. On May 7, 2025, Mr. Carano received an award of 1,685 shares of the Company’s common stock, which vested immediately upon grant and had a market value of $145,000 on the date of grant.
Deferred Compensation
Non-employee directors may participate in the Non-Employee Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, each non-employee director may elect to defer, for each calendar year, all or a portion of their annual retainer, fees or stock award. The non-employee director may elect to receive such deferred compensation in a lump sum payment or in equal monthly or annual installments beginning on a date of their choosing, provided such date is at least one year after the deferral election is made. At the time the director makes the deferral election, they must elect to have the deferred retainer and fees either (i) credited with interest on a monthly basis at the rate in effect for the Wells Fargo Stable Return fund or (ii) converted into stock units, with credits equal to the cash that would have been paid had the units been actual shares of common stock owned by the director. Deferred stock awards will also be converted into stock units and credited with dividends.

Stock Ownership Guidelines
The Company's stock ownership guidelines for the non-employee directors require them to maintain direct ownership in the Company’s common stock with a value equal to five times their annual retainer. An individual has five years to comply with these guidelines. All shares held directly or beneficially, including stock awards, shares acquired upon exercise of stock options and stock units credited under the Non-Employee Directors’ Compensation Plan, count toward these guidelines. Stock options do not count toward these guidelines. All non-employee directors either meet or exceed these guidelines or were within the applicable grace period to comply with such requirements.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS
The following table sets forth information about the Company’s equity compensation plans as of March 9, 2026.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants & Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants & Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (b))
Equity Compensation Plans Approved by Security Holders(1)	771,369	69.34	628,971(2)
Equity Compensation Plans Not Approved by Security Holders(3)	151,604	n/a	111,824
(1)This Plan category includes the Franklin Electric Co., Inc. Amended and Restated 2017 Stock Plan. As of March 9, 2026 (i) outstanding stock options had a weighted average exercise price of $69.34 and a weighted average remaining term of 4.60 years and (ii) there were 366,680 granted but unvested restricted stock awards/units.
(2)Amount of shares remaining available for future issuance assumes a 100 percent target payout for outstanding performance-based share units. Pursuant to the terms of the performance-based share units, actual payout can range from 0 percent to 200 percent.
(3)This Plan category consists of the Non-Employee Directors’ Deferred Compensation Plan, adopted in 2000 and described above under the caption Director Compensation. The information included in this column represents shares underlying stock units, payable on a one-for-one basis, credited to the directors’ respective stock unit accounts as of March 9, 2026. Non-employee directors may elect to receive the distribution of stock units in cash or in shares of the Company’s common stock.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, which is composed solely of independent directors, is responsible, under guidelines established in the Audit Committee Charter (a copy of which is available on the Company's website at www.franklin-electric.com under “Governance”) for overseeing the risk management of the Company, accounting and financial reporting processes of the Company, and the audits of the financial statements by reviewing: (i) the quality and integrity of the consolidated financial statements prepared by management; (ii) the performance of the internal audit function; and (iii) the qualifications, independence and performance of the Company's independent registered public accounting firm.

In accordance with SEC rules the Audit Committee of the Company states that:

•The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP, the Company's independent registered public accounting firm, the Company's audited financial statements for the fiscal year ended December 31, 2025.
•The Audit Committee discussed with Deloitte & Touche LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB.
•The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable independence rules of the PCAOB and has discussed with Deloitte & Touche LLP the independent registered public accounting firm's independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

This report is submitted on behalf of all of the members of the Audit Committee:

Renee J. Peterson (Chairperson)
Mark Carano
Alok Maskara
Chris Villavarayan

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE 2026 FISCAL YEAR
The Audit Committee has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2026 fiscal year. Although shareholder ratification is not legally required, the Audit Committee believes it advisable to submit its decision to the shareholders. If the shareholders fail to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm, the Audit Committee will reassess its appointment. Deloitte & Touche LLP has acted as independent auditors for the Company since 1988.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to questions relating to their examination of the Company's financial statements.
The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2026 fiscal year.
Audit Fees
The aggregate fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $2,275,570 and $2,141,082, respectively, for the fiscal years ended December 31, 2025 and December 31, 2024.
Audit-Related Fees
There were no fees incurred for professional services rendered by Deloitte for certain other attestation services for the fiscal years ended December 31, 2025 and December 31, 2024.
Tax Fees
The fees for tax services rendered by Deloitte were $55,146 and $82,857, respectively, for the fiscal years ended December 31, 2025 and December 31, 2024.
Audit Committee Pre-Approval Policy

The Audit Committee has adopted a Pre-Approval Policy for Audit, Audit-Related, and Non-Audit Services. The Audit Committee has delegated to the Audit Committee Chairperson the authority to pre-approve services not prohibited by law up to various maximums depending on the type of service provided, provided that the Audit Committee Chairperson shall report any decisions to pre-approve services to the full Audit Committee at its next meeting. For the fiscal year ended December 31, 2025, the company did not pay any fees for services pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01 (c)(7)(i)(C).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2026 FISCAL YEAR.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is required to submit to shareholders a resolution subject to an advisory vote to approve the compensation of the Company’s named executive officers. At the 2025 Annual Meeting of Shareholders, a majority of the Shareholders advised that the Board conduct the vote annually, and the Board so decided. The next such vote will occur at the 2026 Annual Meeting of Shareholders.

The Company’s goal for its executive compensation program is to attract, motivate, and retain a talented and creative team of executives who will provide leadership for the Company’s success. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes a performance-based cash incentive and long-term equity awards, satisfies this goal and is strongly aligned with the interests of its shareholders.

The Compensation Discussion and Analysis, beginning on page 17 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Management Organization and Compensation Committee in 2025 in more detail. The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance.

The Company requests shareholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is not binding upon the Company. However, the Management Organization and Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, will carefully consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required for Approval

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4: ADVISORY VOTE OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Number 3 above should occur every year, every two years or every three years. The company has conducted annual votes starting with the 2012 Annual Meeting of Shareholders.

While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Our Board believes that an annual advisory vote on the compensation of our named executive officers will continue to facilitate shareholder input about executive compensation.

This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the Board, although the Board will carefully consider the results in determining how frequently to conduct a vote on executive compensation. Shareholders are not voting to approve or disapprove the Board’s recommendation. Instead, shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. The alternative attracting the most votes will be deemed to be the prevailing alternative.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY ONE YEAR.

SHAREHOLDER PROPOSALS

November 24, 2026 is the date by which proposals of shareholders intended to be presented at the next Annual Meeting must be received by the Company to be considered for the inclusion in the Company's proxy statement for the 2027 Annual Meeting. Also, other proposals intended to be presented at the next Annual Meeting but not included in the Company’s proxy statement must be received by the Company no later than February 1, 2027 to be considered for presentation at that meeting. Such shareholder’s notice shall set forth: (A) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

ANNUAL REPORT ON FORM 10-K

The Company will provide a copy of its Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended December 31, 2025, including the exhibits thereto, free of charge to any shareholder requesting a copy in writing. Inquiries should be directed to: Corporate Secretary, Franklin Electric Co., Inc., 9255 Coverdale Road, Fort Wayne, Indiana 46809. The report, which is also the Company’s Annual Report to Shareholders, may also be accessed through the investor relations menu on the Company’s website, www.franklin-electric.com.

OTHER BUSINESS

Management has no knowledge of any other matters to be presented for action by the shareholders at the 2026 Annual Meeting. The enclosed proxy gives discretionary authority to the persons designated as proxies therein to vote on any additional matters that should properly and lawfully be presented.

By order of the Board of Directors
Dated: March 25, 2026

Jonathan M. Grandon
Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Franklin Electric

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 7, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 5, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 7, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 5, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V85131-P42299

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FRANKLIN ELECTRIC CO., INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	**For**	**Against**	**Abstain**
1a. Victor D. Grizzle	☐	☐	☐
1b. Alok Maskara	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. Approve, on an advisory basis, the frequency of future votes on the compensation of the Named Executive Officers as disclosed in the Proxy Statement.	☐	☐	☐	☐

NOTE: To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K/Annual Report are available at www.proxyvote.com.

V85132-P42299

FRANKLIN ELECTRIC CO., INC.
Annual Meeting of Shareholders
May 8, 2026
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Joseph A. Ruzynski and Jonathan M. Grandon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Franklin Electric Co., Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m., Eastern Time, on May 8, 2026, at Franklin Electric Global Headquarters, 9255 Coverdale Road, Fort Wayne, IN, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE, "FOR" PROPOSALS 2, 3 AND "1 YEAR" ON PROPOSAL 4, AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side